                                                                      Exhibit 10
================================================================================

                         Agreement and Plan of Merger

                                     among

                                 PEMSTAR Inc.

                        Pebble Acquisition Corporation

                                      and

                            Pacific Consultants LLC



                                                                 August 10, 2001

================================================================================

                         Agreement and Plan of Merger

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 10, 2001 (the "Agreement Date") by and among PEMSTAR Inc., a Minnesota corporation ("Parent"), Pebble Acquisition Corporation, a California corporation that is a wholly-owned subsidiary of Parent ("Sub"), Pacific Consultants LLC, a California limited liability company (the "Company"), and solely as to Section 2.4, Section 2.5, Article 12 and Exhibit C, Bret Herscher,
                                                      ---------
an individual, and Mike Perry, an individual (the "Representative").

                                   Recitals

     A. The parties intend that the Company will be merged with and into the Sub in a forward triangular merger, with the Sub continuing as the surviving corporation (the "Merger"), all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for the Merger to be treated as a "purchase" transaction for accounting purposes.

     B. The Boards of Directors of Parent and Sub, and the managers of the Company have determined that the Merger is in the best interests of their respective companies and stockholders of Parent and Sub and the members of Company, and have approved the Merger and this Agreement, accordingly, and have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Bret Herscher and Mike Perry are each entering into employment and non-competition agreements (the "Employment and Non-Competition Agreements") with Parent, to be effective as of the Effective Time (as defined in Section 1.19).

     D. Concurrently with the execution and delivery of this Agreement, each Company Member (as defined in Section 1.9) listed on the List of Core Company Members attached hereto as Exhibit A (collectively, the "Core Company Members"
                           ---------
and each individually a "Core Company Member") will each execute and deliver to Parent a voting agreement in the form and substance of Exhibit B attached hereto
                                                       ---------
(the "Voting Agreement"), under which each such Core Company Member will (i) provide certain representations and warranties to Parent, (ii) agree to irrevocably vote all membership interests of the Company owned by such Core Company Member in favor of the Merger and the transactions contemplated by this Agreement and deliver an irrevocable proxy, and (iii) agree not to transfer any membership interests of the Company prior to consummation of the Merger.

     E. Upon the Effective Time of the Merger, and subject to the terms and conditions hereof, (a) the membership interests of the Company that are outstanding immediately prior to the effectiveness of the Merger will be converted into the right to receive (i) shares of common stock of Parent, (ii) cash, and if applicable, (iii) the Earnout Amount (as defined in Section 1.18), and (b) Company will be merged with and into Sub, in each case, as provided in this Agreement.

        Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                              Certain Definitions

        As used in this Agreement, the following terms will have the meanings set forth be low:

     1.1   "Cause" shall have the meaning given such term in Section 2.3.2.

     1.2   "Closing" shall have the meaning given such term in Section 8.1.

     1.3   "Closing Adjustment" shall have the meaning given such term in
Section 2.5(c).

     1.4 "Closing Merger Consideration" means Sixteen Million Dollars ($16,000,000) less all Company Transaction Expenses (as defined in Section 13.7) not paid by the Company prior to the Closing pursuant to Section 12.7.

     1.5   "Code" the Internal Revenue Code of 1986, as amended.

     1.6 "Company Ancillary Agreements" means, collectively, the Agreement of Merger, each certificate to be delivered by the Company or an officer or officers of the Company at the Closing pursuant to Article 10 of this Agreement, and each other agreement (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

     1.7 "Company Fully Diluted Membership Interest Number" means the aggregate number of Company Membership Interests, and any other ownership interest, unit, option, warrant or other security exercisable or exchangeable for, or convertible into, Company Membership Interests (each, on a fully exercised and converted to unit basis) that are issued and outstanding immediately prior to the Effective Time.

     1.8 "Company Indebtedness" means (i) all indebtedness, liabilities and obligations (inclusive of principal and interest), whether or not matured, contingent or otherwise, liquidated or unliquidated, of the Company and its subsidiaries, (ii) indebtedness, liabilities and obligations (inclusive of principal and interest), whether or not matured, contingent or otherwise, liquidated or unliquidated, of any Person secured by an Encumbrance on any asset of such the Company, whether or not assumed by the Company, and (iii) all indebtedness, liabilities and obligations (inclusive of principal and interest), whether or not matured, contingent or otherwise, liquidated or unliquidated, of any Person Guaranteed by the Company.

     1.9 "Company Members" means the record holders of issued and outstanding Company Membership Interests immediately prior to the Effective Time.

     1.10 "Company Membership Interests" means the membership units of the Company.

     1.11 "Company Membership Interest Amount Per Unit" means the quotient (calculated to the sixth decimal place) of (a) the Closing Merger Consideration, divided by (b) the Company Fully Diluted Membership Interest Number.

         1.12 "Company Plan" means the Company's 1998 Equity Purchase Plan, as amended.

         1.13 "Core Company Members" shall have the meaning given such term in Recital D.

         1.14 "Deferred Closing Adjustment Consideration" means each Company Member's proportionate interest (based on the such Member's Pro Rata Ownership Percentage) in twenty-six and six-tenths percent (26.6%) of the total amount of cash, to be received by such Member pursuant to Section 2.1.2(b) (assuming there is no Closing Adjustment).

         1.15 "Deferred Consideration Payment Date" means the date five (5) business days after the two-year anniversary of the Closing Date.

         1.16 "Deferred Indemnity Consideration" shall have the meaning given such term in Section 2.3.1.

         1.17 "Deferred Management Retention Consideration" shall have the meaning given such term in Section 2.3.2.

         1.18 "Earnout Amount" shall have the meaning given such term in Exhibit C.
---------

         1.19 The "Effective Time" means the date and time on which the Merger first becomes legally effective under the laws of the State of California as a result of the filing with the Secretary of State of the State of California of a Agreement of Merger in a form and substance reasonably acceptable to Parent and the Company and their respect legal counsel (the "Agreement of Merger"), and any required related certificates and agreements pursuant to, and in conformity with, the requirements of Section 1113 and Section 17550, et seq. of the California Corporations Code, as amended ("California Law"), as applicable.

         1.20 "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         1.21 "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness or liabilities (inclusive of principal and interest) or other obligation of any other Person.

         1.22 "Knowledge," means, with respect to any party hereto, with respect to any fact, circumstance, event or other matter in question, that any of the Core Company Members (and, with respect to Section 3.13 hereof, that any of the persons engaged in development activity for the Company) has actual or deemed knowledge of such fact, circumstance, event or other matter after reasonable inquiry of such fact, circumstance, event or other matter. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or
(ii) such knowledge could be obtained from reasonable inquiry of those persons employed by the Company or Parent (as the case may be), and their respective subsidiaries, if any, charged with administrative or operational responsibility for such matter for such party.

         1.23 "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (as defined in Section 3.3.2 hereof).

         1.24 "Material Adverse Change" or "Material Adverse Effect," when used with reference to any entity or group of related entities, means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), business, employees, customers, revenues, earnings, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole with its subsidiaries; provided, however, that in no event shall a change in the price of the publicly traded stock of Parent constitute, in and of itself, a Material Adverse Change or Material Adverse Effect in Parent.

         1.25 "Membership Interest Cash Conversion Number" means the product (calculated to the sixth decimal place) of (a) 0.3750, multiplied by (b) the Company Membership Interest Amount Per Unit.

         1.26 "Membership Interest Share Conversion Number" means the quotient (calculated to the sixth decimal place) of (a) the product of (i) 0.6250, multiplied by (ii) the Company Membership Interest Amount Per Unit, divided by
(b) the Parent Average Price Per Share.

         1.27 "Parent Ancillary Agreements" means, collectively, each certificate to be delivered by Parent or an officer or officers of Parent at the Closing pursuant to Article 9 of this Agreement and each agreement (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

         1.28 "Parent Average Price Per Earnout Share" means the average closing price of Parent Common Stock on the Nasdaq Stock Market for the ten (10) consecutive trading days ending with the last trading day prior to five business days prior to the first Earnout Payment Date for an Earnout Period.

         1.29 "Parent Average Price Per Share" means the average closing price of Parent Common Stock on the Nasdaq Stock Market for the ten (10) consecutive trading days ending with the last trading day prior to the Closing Date.

         1.30 "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

         1.31 "Per Membership Interest Earnout Consideration" means the quotient of (i) the Earnout Amount, divided by (ii) the Company Fully Diluted Membership Interest Number.

         1.32 "Person" means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

         1.33 "Permitted Distribution" means the dividend, distribution or payment by the Company of cash to the Company Members in respect of profits of the Company that are taxable to such Members and for which such Members have not previously received payment from the Company.

         1.34 "Pro Rata Ownership Percentage" means each Member's respective percentage ownership of outstanding Company Membership Interests as of immediately prior to the Effective Time set forth on Schedule 3.4.1(a) hereof,
                                                     -----------------
and equal to (i) the total Membership Interests held of record by such Member immediately prior to the Effective Time, divided by (ii) the Company Fully Diluted Membership Interest Number.

         1.35 "Representation Termination Date" shall have the meaning given such term in Section 12.1.

         1.36 "Sub Ancillary Agreements" means, collectively, each certificate to be delivered by Sub or an officer or officers of Sub at the Closing pursuant to Article 9 of this Agreement and each agreement (other than this Agreement) that Sub is to enter into as a party thereto pursuant to this Agreement.

         1.37  "Termination Date" means December 15, 2001.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

                                   ARTICLE 2
                                  The Merger

         2.1   Conversion of Membership Interests.
               ----------------------------------

               2.1.1  Conversion of Sub Stock.  At the Effective Time, each
                      -----------------------
share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will continue after the Effective Time to be an identical outstanding share of the Surviving Corporation (as defined in Section 2.6).

               2.1.2  Conversion of Company Membership Interests.  Subject to
                      ------------------------------------------
the terms and conditions of this Agreement, at the Effective Time, each Company Membership Interest held by a Company Member that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (collectively, the "Closing Consideration"):

                    (a) the number of shares of Parent Common Stock that is equal to the Membership Interest Share Conversion Number, subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Interests), and Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock);

                    (b) cash in an amount equal to the Membership Interest Cash Conversion Number, subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Interests) and Section
             2.5 (regarding the Closing Adjustment); and

                    (c)  if there is an Earnout Amount (as defined in Exhibit
                                                                      -------
             C), the Per Membership Interest Earnout Consideration in accordance
             -
             with Exhibit C, subject to the provisions of Section 2.1.3
                  ---------
             (regarding rights of holders of Dissenting Interests), and Article 12 (regarding indemnification).

Notwithstanding the foregoing provisions of this Section 2.1.2, at the Closing Parent will withhold from the cash Closing Consideration to be received under
Section 2.1.2(b) at the Closing (i) by each Member the Deferred Closing Adjustment Consideration for the sole purpose of paying the Closing Adjustment pursuant to Section 2.5 below; and (ii) by each Member-Debtor (as defined in
Section 3.4.1) listed on the updated Schedule 3.4.1(d) to the Company Disclosure
                                     -----------------
Letter, the cash amount set forth opposite the name of each such Member-Debtor on such Schedule 3.4.1(d) (the "Note Payment"), which shall constitute payment
        -----------------
in full of amounts due under the promissory note issued by such Member-Debtor and held by the Company (each, a "Member Note").

          2.1.3  Dissenting Interests.  Holders of Company Membership Interests
                 --------------------
who have complied with all requirements for perfecting such Member's dissenting rights, as set forth in Section 17600 et seq. under the California Law, shall not be converted into the right to receive the consideration under Section 2.1.2, but instead shall be entitled to their rights under the California Law with respect to such Membership Interests ("Dissenting Interests") pursuant to
Section 8.3 hereof.

          2.1.4  Fractional Shares.  No fractional shares of Parent Common Stock
                 -----------------
will be issued in connection with the Merger. In lieu thereof, each holder of Company Membership Interests who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 2.1.2, computed after aggregating all shares of Parent Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from Parent, upon delivery by such holder of the Letter of Transmittal (as defined in Section
8.2.1 hereof) pursuant to Article 8 hereof, an amount of cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the Parent Average Price Per Share, by (b) the fraction of a share of Parent Common Stock that such holder would otherwise have been entitled to receive.

          2.1.5  Adjustments for Capital Changes.  Notwithstanding the
                 -------------------------------
provisions of Section 2.1, if Parent recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Parent Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Parent Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Parent Common Stock into the same or a different number of shares of other classes or series of Parent stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Parent Common Stock, in shares or securities convertible into shares of Parent Common Stock and/or other Parent equity securities (each, a "Capital Change"), at any time after the Agreement Date and prior to the Effective Time, then the Parent Average Price Per Share and the Membership Interest Share Conversion Number, respectively, will be proportionally and equitably adjusted.

     2.2   Company Options and Warrants.  Prior to the Merger, the Company will
           ----------------------------
cause all outstanding warrants, options and other rights to acquire Company Membership Interests (the "Warrants") to be exercised in full or terminate without liability or penalty to the Company.

     2.3   Additional Deferred Consideration.  In addition to the Closing
           ---------------------------------
Consideration to be received by each former Company Member in respect to their outstanding Company Membership Interests pursuant to Section 2.1.2, each Member will be entitled, subject to the terms of this Agreement (including this Section 2.3), to receive the following additional consideration:

           2.3.1  Deferred Indemnity Consideration.  On the Deferred
                  --------------------------------
Consideration Payment Date, Parent will pay to each former Company Member such Member's Pro Rata Ownership Percentage of cash in an amount equal to the difference of (a) the sum of (i) Two Million Dollars and No Cents ($2,000,000.00) in cash, plus (ii) Accrued Indemnity Interest (as defined below), less (b) all amounts unpaid or payable by the Company Members in respect of Damages (as defined in Section 12.2) under Article 12, and any amounts necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Notice of Claim (as defined in Section 12.5) delivered to the Representative before the Representation Termination Date (the "Deferred Indemnity Consideration"), subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Interests) and Article 12 (regarding indemnification). Notwithstanding the foregoing, in the event that on the Deferred Consideration Payment Date there are any pending or disputed claims for Damages for which a Notice of Claim has been timely delivered pursuant to Article 12, then the Deferred Consideration Payment Date shall be extended until the five (5) business days after the date on which all such claims or disputes are finally resolved in accordance with Article 12. If the Deferred Indemnity Consideration is not a positive number then Parent will not pay the Members any Deferred Indemnity Consideration. For purposes of this Section 2.3.1, "Accrued Indemnity Interest" means interest accruing from the Closing Date until the Deferred Consideration Payment Date at the rate of 3.25% per annum on the amount of Deferred Indemnity Consideration paid to the Company Members on the Deferred Consideration Payment Date.

           2.3.2  Deferred Management Retention Consideration.  In the event
                  -------------------------------------------
that Bret Herscher and Mike Perry both remain continuously employed by Parent or the Surviving Corporation from the Closing Date through and on the two year anniversary of the Closing Date, then Parent will pay to each former Company Member on the Deferred Consideration Payment Date such Member's Pro Rata Ownership Percentage of cash in an amount equal to the difference of (a) the sum of (i) Two Million Dollars and No Cents ($2,000,000.00) in cash, plus (ii) Accrued Management Interest (as defined below), less (b) all amounts unpaid or payable by the Company Members in respect of Damages under Article 12, and any amounts necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the Representation Termination Date (the "Deferred Management Retention Consideration"), subject to the provisions of Section 2.1.3 (regarding rights of holders of

Dissenting Interests) and Article 12 (regarding indemnification). Notwithstanding the foregoing sentence, in the event that either Bret Herscher or Mike Perry fail to remain continuously employed by Parent or the Surviving Corporation during the period from the Closing Date through and on the two year anniversary of the Closing Date, then Parent will instead pay to each former Company Member such Member's Pro Rata Ownership Percentage of cash in an amount equal to the product of (a) 0.50, multiplied by (b) Deferred Management Retention Consideration; provided further, that if neither Bret Herscher nor Mike Perry has remained continuously employed by Parent or the Surviving Corporation during the period from the Closing Date through and on the two year anniversary of the Closing Date, then Parent will not pay the Members any Deferred Management Retention Consideration. If prior to the two year anniversary of the Closing Date either of Bret Herscher or Mike Perry are terminated by Parent or the Surviving Corporation without Cause (as defined below) or shall die or become disabled for a period exceeding ninety (90) days, then such person shall for purposes of this Section 2.3.2 be deemed to continue to be employed by Parent or the Surviving Corporation, as the case may be. For purposes of this Section 2.3.2, "Accrued Management Interest" means interest accruing from the Closing Date until the Deferred Consideration Payment Date at the rate of 3.25% per annum on the amount of Deferred Management Retention Consideration paid to the Company Members on the Deferred Consideration Payment Date. For purposes of this Section 2.3.2, "Cause" means termination of an employees employment with Parent or the Surviving Corporation because of (i) any willful, material violation by the employee of any law or regulation applicable to the business of Parent or the Surviving Corporation, the employee's conviction for, or guilty plea to, a felony or a crime (whether or not a felony) involving moral turpitude, or any willful perpetration by the employee of a common law fraud or intentional misrepresentation, (ii) the employee's commission of an act of personal dishonesty which involves personal profit in connection with Parent or the Surviving Corporation or any other entity having a business relationship with Parent or the Surviving Corporation, (iii) any material breach by the employee of any provision of any agreement or understanding between Parent or the Surviving Corporation and the employee regarding the terms of the employee's service as an employee to Parent or the Surviving Corporation, including without limitation, the willful failure or refusal of the Participant to perform the material duties required of such employee as an employee, of the Parent or the Surviving Corporation, other than as a result of having a disability, or a breach of employee's Employment and Non-Competition Agreement, any applicable invention assignment and confidentiality agreement or similar agreement between Parent or the Surviving Corporation and the employee, (iv) employee's disregard of the policies of Parent or the Surviving Corporation so as to cause loss, damage or injury to the property, reputation or employees of Parent or the Surviving Corporation, (v) any other misconduct by the employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Parent or the Surviving Corporation, or (vi) employee's resignation or voluntary termination of employment with Parent or the Surviving Corporation.

     2.4   Payment of the Earnout Amount. The Earnout Amount shall be determined
           -----------------------------
as provided in Exhibit C. At such time that any Earnout Amount has been finally
               ---------
determined pursuant to the provisions of Exhibit C, Parent shall, on the
                                         ---------
applicable Earnout Payment Date (as defined in Exhibit C), pay to each Company
                                               ---------
Member such member's Per Membership Interest Earnout Consideration in respect of the Company Membership Interests held by such member immediately prior to the Effective Time, subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Interests), Section 2.5 (regarding the Parent Closing Adjustment) and as provided in Exhibit C, and Article 12 (regarding
                               ---------
indemnification) (the "Earnout Payments"). In the event that the Merger is approved by the Members as provided herein, the Members shall, without any further act of any Member, be deemed to have consented to and approved the appointment of the Representative as the attorney-in-fact and agent for and on behalf of the Members (other than holders of Dissenting Interests), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by them under the Exhibit C in
                                                                  ---------
connection with the administration or payment by Parent of Earnout Payments.

     2.5  Closing Adjustment.
          ------------------

            (a)  Estimated Closing Balance Sheet and Net Equity Statement. Three
                 ---------------------------------------------------------
days prior to the Closing of the Merger, the Company shall deliver to Parent an estimated balance sheet of the Company dated as of the Closing Date (the "Estimated Closing Balance Sheet"), prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, and
(ii) a statement setting forth the Net Members' Equity (as defined below) of the Company as of the Closing Date (the "Net Equity Statement"). For purposes of this Section 2.5, "Net Members' Equity" means as of the date of determination the amount determined by subtracting (a) all indebtedness, obligations and liabilities of the Company, including all Company Indebtedness, all determined in accordance with GAAP, consistently applied; from (b) the total net book value of all assets of the Company, less (i) any amounts attributable to goodwill and intangible items (such as unamortized debt discount and expense, patent, trade and service marks, trade names, copyrights, licenses, organizational expenses, and research and development expenses, except for prepaid expenses), (ii) all appropriate deductions which are either required by or reflected in the Company Financial Statements (as defined in Section 3.8) (including allowances for doubtful accounts and bad debt, returns, depreciation and obsolescence), and
(iii) reserves not already deducted from assets. The Estimated Closing Balance Sheet and the Net Equity Statement, when delivered to Parent, shall be accompanied by a certificate of the Chief Executive Officer of the Company, representing and warranting to Parent that the Estimated Closing Balance Sheet and the Net Equity Statement are each true and complete in all material respects, have been prepared in accordance with GAAP applied on a basis consistent with that used for preparation of the Company Financial Statements, and fairly present the financial position of the Company as of the Estimated Closing Date (the "Estimated Closing Balance Sheet Certificate"). The representations in such Estimated Closing Balance Sheet Certificate and the accompanying Estimated Closing Balance Sheet and the Net Equity Statement shall be deemed representations of the Company for purposes of Article 12.

            (b)  Revised Closing Balance Sheet.  On or prior to the thirtieth
                 -----------------------------
(30/th/) day following receipt by Parent of the Estimated Closing Balance Sheet and the Net Equity Statement, Parent may provide the Representative with a certificate, signed by an authorized representative of Parent, stating whether Parent believes that the calculations of Net Members' Equity set forth in the Estimated Closing Balance Sheet and the Net Equity Statement correctly reflect Net Members' Equity of the Company as of the Closing Date, and if the Net Members' Equity does not in Parent's view correctly reflect Net Members' Equity of the Company as of the Closing Date, then such certificate of Parent shall include Parent's revised calculation of Net Members' Equity, together with calculations in reasonable detail substantiating such revised calculations (the "Revised Closing Balance Sheet"). In the event that either (i) the calculations in the Revised Closing Balance Sheet (on the one hand) and the original Estimated Closing Balance Sheet and the Net Equity Statement (on the other hand) agree, or (ii) Parent fails to timely provide the Representative with the Revised

Closing Balance Sheet within the above thirty (30) day period, then Parent shall be deemed to have agreed with and will be bound by the calculations of Net Members' Equity set forth in the Estimated Closing Balance Sheet and the Net Equity Statement. In the event that the calculations of Net Members' Equity set forth in the Revised Closing Balance Sheet differ from such calculations in the Estimated Closing Balance Sheet and the Net Equity Statement, then within thirty
(30) days of the Representative's receipt of the Revised Closing Balance Sheet, Representative may either:

               (i) agree with such revised calculations of Net Members' Equity set forth in the Revised Closing Balance Sheet by countersigning such Revised Closing Balance Sheet and delivering a copy thereof to Parent within such thirty (30) day period, whereupon Parent shall (a) in the event of Parent Closing Adjustment (as defined below), retain an amount equal to the total Parent Closing Adjustment based on the calculations set forth in the Revised Closing Balance Sheet, as follows (1) by retaining an appropriate amount of the Deferred Closing Adjustment Consideration based on each Member's Pro Rata Ownership Percentage, and (2) if the Parent Closing Adjustment exceeds the Deferred Closing Adjustment Consideration, then within ten (10) days of notice by Parent to the Representative of such excess, each Member shall pay Parent the appropriate amount of cash in an aggregate amount equal to such excess in proportion to each such Member's Pro Rata Ownership Percentage (provided that in the event that a Member fails to timely make such payment, then Parent will have the right to make a Claim for Damages pursuant to Article 12 in an amount equal to such unsatisfied excess); or (b) in the event of a Member Closing Adjustment (as defined below), make payment to each Member based on the calculations set forth in the Revised Closing Balance Sheet, by (1) first returning an appropriate amount of the Deferred Closing Adjustment Consideration to each Member based on each such Member's Pro Rata Ownership Percentage, and (2) next making payment in an aggregate amount equal to the Member Closing Adjustment (consisting of 50% cash and 50% shares of Parent Common Stock), directly to the Members in accordance with each Member's Pro Rata Ownership Percentage. If the Representative shall not have responded within the thirty (30) day period after receipt of the Revised Closing Balance Sheet, then the Representative and the Company Members shall be deemed to have agreed with calculations of Net Members' Equity set forth in the Revised Closing Balance Sheet and the payments and rights set forth in this Section 2.5(b)(i) above, and Parent, the Representative and each Company Member will be bound by such determination. The Representative agrees to promptly provide written notice to each Company Member if Parent delivers notice of an excess Parent Closing Adjustment payment. If in connection with a Member Closing Adjustment Parent issues shares of Parent Common Stock then such shares shall be valued at the Parent Average Price Per Share regardless of the actual market price or fair market value of such shares on such date of issuance.

               (ii) reject such revised calculations of Net Members' Equity set forth in the Revised Closing Balance Sheet by sending a written notice of rejection to Parent within such thirty (30) day period setting forth the basis for the Representative's rejection of some or all of the calculations in the Revised Closing Balance Sheet, whereupon Parent and the Representative shall confer in good faith for a period of ten (10) days after Parent's timely receipt of the notice of rejection in an effort to reach agreement on the calculations and the Closing Adjustment; provided that if after such period the parties have not reached such an agreement and either party believes that such dispute cannot be resolved through negotiation, then Parent and the Representative shall appoint a mutually and reasonably satisfactory independent certified public accountant (the "Independent Accountant") to review the computations of both Parent and the Company, and make a final written determination of Net Members' Equity as of the Closing Date, which determination shall be conclusive and binding on Parent, the Representative and the Company Members. The Independent Accountant's engagement pursuant to this Section 2.5(b)(ii) shall be limited solely to determining the Net Members' Equity as of the Closing Date (as such terms are defined herein). If the Closing Adjustment as calculated using the Net Members' Equity determined by the Independent Accountant differs by 3.5% or more from the Closing Adjustment as calculated using the Net Members' Equity set forth in the Revised Closing Balance Sheet, then the fees and costs of the Independent Accountant shall be borne by Parent. If the Closing Adjustment as calculated using the Net Members' Equity determined by the Independent Accountant differs by less than 3.5% from the Closing Adjustment as calculated using the Net Members' Equity set forth in the Revised Closing Balance Sheet, then the fees and costs of the Independent Accountant shall be borne by the Members in proportion to each Member's Pro Rata Ownership Percentage (the "Independent Accountant Fees"). Any Closing Adjustment determined to be due under this Section 2.5(b)(ii) either to the benefit of Parent or the benefit of the Members (as the case may be) shall be satisfied as provided in Section 2.5(b)(i) above. Parent agrees, promptly following payment in full of the Parent Closing Adjustment, to return any remaining Deferred Closing Adjustment Consideration not used to satisfy the Parent Closing Adjustment to each of the Company Members in proportion to each Member's Pro Rata Ownership Percentage.

          (c) Closing Adjustment.  Parent shall be entitled to receive payment
              ------------------
(either through the retention of Deferred Closing Adjustment Consideration, payment directly from each Company Member as provided in this Section 2.5 and/or as a Claim for Damages pursuant to Article 12) to the extent that the difference of (i) Net Members' Equity as of the Closing Date (as finally determined under this Section 2.5), and (ii) the aggregate Independent Accountant Fees (if any), is less than $3,400,000 (the "Parent Closing Adjustment"). Each Company Member shall be entitled to receive payment (following return to them of the Deferred Closing Adjustment Consideration) directly from Parent as provided in this
Section 2.5 in proportion to each Member's Pro Rata Ownership Percentage to the extent that the difference of (i) Net Members' Equity as of the Closing Date (as finally determined under this Section 2.5), and (ii) the aggregate Independent Accountant Fees (if any), is greater than $3,400,000 (the "Member Closing Adjustment"). Parent Closing Adjustment and Member Closing Adjustment are collectively referred to herein as, the "Closing Adjustment." In the event of a Parent Closing Adjustment, upon receipt of written notice from Parent or the Representative of the Parent Closing Adjustment, each Company Member agrees to promptly pay Parent any Parent Closing Adjustment as finally determined in accordance with this Agreement remaining after application of the Deferred Closing Adjustment Consideration, in proportion to each Member's Pro Rata Ownership Percentage. In the event of a Member Closing Adjustment, Parent shall promptly pay to each Company Member such Member's Member Closing Adjustment in proportion to such Member's Pro Rata Ownership Percentage as provided in this
Section 2.5.

     2.6   Effects of the Merger. At and upon the Effective Time of the Merger:
           ---------------------

               (a) the separate existence of Company will cease and Company will be merged with and into Sub, and Sub will be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") pursuant to the terms of this Agreement and the Agreement of Merger;

               (b) the Articles of Incorporation of Sub will continue unchanged and be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time, except that the Articles of Incorporation of Sub shall be amended to change the name of the Surviving Corporation to "Pacific Consultants, a PEMSTAR company, Inc." or such other name acceptable to Parent;

               (c) the Bylaws of Sub will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time, except that such Bylaws shall be amended to provide for a total of seven authorized directors following the Closing;

               (d) each Company Membership Interest that is outstanding immediately prior to the Effective Time will be converted as provided in this
Article 2;

               (e) each share of Sub common stock that is outstanding immediately prior to the Effective Time will continue to be an identical share of the Surviving Corporation as provided in Section 2.1.1;

               (f) the officers of the Surviving Corporation immediately after the Effective Time will be Linda Feuss, Secretary, Hugh Duffy, Vice President and General Manager, Brett Herscher, President and Vice President Engineering, Harry Stengele, Chief Financial Officer, and Mike Perry, Vice President Engineering;

               (g) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be Al Berning, Chairman of the Board, Steve Petracca, Pete Herman and Linda Feuss of Parent, and Hugh Duffy, Brett Herscher and Mike Perry of the Company; and

               (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

   The parties understand and acknowledge that under the Code and other applicable tax Legal Requirements the Merger may be treated as a taxable transaction to the Company Members, and that neither Parent, the Company nor Sub shall have any responsibility or liability to any Company Member for any tax liability resulting from or other tax effects of the Merger and the transactions contemplated by the Merger.

     2.7   Securities Law Issues; Market Stand-Off Restriction. Parent shall
           ---------------------
issue the shares of Parent Common Stock and the other securities to be issued to the Company Members in the Merger under to Section 2.1.2 pursuant to an exemption or exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of the exemptions provided by Section 3(a)(10) of the Securities Act and an exemption from qualification under the California

Law, by virtue of the exemption provided by Section 25100(o) of the California Law and/or pursuant to a permit issued under Section 25113 of the California Law, and other applicable state securities laws. Parent and the Company shall comply with all applicable provisions of, and rules under, the Securities Act, the California Law and other applicable state securities laws in connection with the offering, sale and issuance of shares of Parent Common Stock and other securities in the Merger. As promptly as practicable after the Agreement Date, the parties shall prepare (i) an application for permit to be filed with the California Commissioner of Corporations (the "Commissioner") concerning the hearing to be held by the Commissioner (the "Hearing") to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Securities Law of 1968, as amended (the "Permit Application"), and (ii) a joint information statement (the "Information Statement") to be provided to the Company Members in connection with soliciting the approval of this Agreement and the Merger and the other transactions contemplated thereby by such members, and the issuance of Parent Common Stock and other securities in the Merger. Each party hereto shall furnish all information concerning such party and its members as may be reasonably requested in connection with preparing and distributing the Information Statement. Each of the parties acknowledges and agrees that the shares of Parent Common Stock to be issued to Company Members at the Closing pursuant to Section 2.1.2(a) will be subject to Parent's insider trading policy as in effect at the Closing and thereafter, and a market stand-off restriction under which such shares or any interest therein cannot be sold, encumbered or otherwise transferred by such Members without the prior written consent of Parent until after September 7, 2001, and thereafter the transfer of such shares will be subject to the provisions of Rule 145 promulgated under the Securities Act. In order to enforce the foregoing restriction, Parent shall have the right to place restrictive legends on the certificates representing the shares held by affiliates of the Company which are subject to this provision and to impose stop transfer instructions with respect to the shares.

     2.8   Hart-Scott-Rodino Filings. Each party will promptly prepare and file,
           -------------------------
and will use reasonable efforts to counsel their respective shareholders or members to file, the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

     2.9   Further Assurances.  If, at any time before or after the
           ------------------
Effective Time, Parent believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, the Surviving Corporation and their respective officers and directors will have the right to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                   ARTICLE 3
                 Representations and Warranties of The Company

     The Company represents and warrants to Parent that, except as set forth in the letter addressed to Parent from the Company and dated as of the Agreement Date (including all schedules thereto) that has been delivered by the Company to Parent concurrently with the parties' execution of this Agreement (the "Company Disclosure Letter"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date (as defined in Section
 8.1 hereof). For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by the Company under Article 3 of this Agreement.

     3.1  Organization and Good Standing.  The Company is a limited liability
          ------------------------------
company duly formed and organized, validly existing and in good standing under the laws of the State of California and has continuously been in good standing under the laws of the State of California at all times since its inception. The Company has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to transact business, and is in both limited liability company and tax good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except to the extent that any failure to qualify would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company has delivered to Parent true and correct copies of the currently effective Articles of Organization and Operating Agreement of the Company, each as amended to date. The Company is not in violation of its Articles of Organization or Operating Agreement.

     3.2  Subsidiaries.  Other than Kinderlife Instruments, Inc., the Company
          ------------
does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity. All subsidiaries of the Company have been duly organized, and are validly existing and in good standing under the law of the state of their organization. Each such subsidiary has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.3  Power, Authorization and Validity.
          ---------------------------------

          3.3.1   Power and Authority.  Subject to the approval by the requisite
                  -------------------
vote of the Company Members (the "Company Member Approval"), the Company has full legal right, authority and power to enter into, execute, deliver and perform its obligations under, this Agreement and all Company Ancillary Agreements and to consummate the Merger and the transactions contemplated thereto. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, and transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all necessary action under the Company's Articles of Organization and Operating Agreement and California Law. The Core Company Members have executed and delivered to Parent Investment Representation Letters agreeing to vote in favor of the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, which votes are sufficient to approve the this Agreement and all Company Ancillary Agreements and to consummate the Merger and the transactions contemplated thereto.

          3.3.2   No Consents.  Except for (a) the filing of the
                  -----------
Agreement of Merger with the Secretary of State of California, and (b) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities (or related laws) and the securities or antitrust laws of any foreign country, and
(c) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Company would not be material to Company's ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements, respectively, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "Governmental Authority"), or any other Person or entity, governmental or otherwise (including any consent, approval, order, authorization, registration, declaration or filing pursuant to the HSR
Act), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Company Ancillary Agreements, or to consummate the Merger.

          3.3.3   Enforceability.  This Agreement has been duly executed and
                  --------------
delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     3.4  Capitalization of the Company.
          -----------------------------

          3.4.1   Outstanding Membership Interests.  The ownership
                  --------------------------------
interests in the Company consist entirely of 1,500,000 authorized Company Membership Interests, of which (a) 1,044,224 Company Membership Interests are issued and outstanding and not subject to any right of repurchase or vesting, and (b) 1,000,000 Company Membership Interests are reserved and authorized for issuance pursuant to the Company Plan (the "Company Plan Membership Interests"), of which 453,777 are outstanding. The numbers of issued and outstanding Company Membership Interests held by each Company Member are set forth in Schedule
                                                                  --------
3.4.1(a) to the Company Disclosure Letter. Except as expressly set forth in
--------
Schedule 3.4.1(a), no other Company Membership Interests are issued or
-----------------
outstanding. The Company holds no treasury Membership Interests, and Company Membership Interests are not represented by certificates. There are no outstanding warrants to purchase Company Membership Interests. Schedule
                                                                --------
3.4.1(b) to the Company Disclosure Letter lists for each Person who holds
--------
Company Plan Membership Interests, the name of the holder of each such Company Plan Membership Interests, the purchase price for each such Company Plan Membership Interests, the number of Membership Interests or other securities covered by each such Company Plan Membership Interests, and the vesting schedule or schedule for which the Company right of repurchase lapse and the extent each such Company Plan Membership Interests has vested or the right to repurchase has lapsed as of the Agreement Date. True and complete copies of the standard agreement under the Company Plan and each agreement for each Company Plan Membership Interests that does not conform to the standard agreement under the Company Plan have been delivered by the Company to Parent. The vesting Schedule or the Schedule for which the right of repurchase lapses (or any other material terms) of any Company

Plan Membership Interests or the other terms of such Membership Interests, except as disclosed in Schedule 3.4.1(c) to the Company Disclosure Letter, will
                       -----------------
not accelerate or otherwise change as a result of the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated hereby or the occurrence of any subsequent event (such as the termination of employment of the option holder following consummation of the Merger). No Company Plan Membership Interests have been granted or are outstanding except under and pursuant to the Company Plan. No adjustment to the exercise price of any Company Plan Membership Interests has occurred. No Company Member has or will have immediately prior to the Effective Time the right to receive or to require the Company to pay or distribute to such member any cash or other assets of the Company in respect of such member's capital account balance or capital contribution, or any Company profits. Attached to the Company Disclosure Letter as Schedule 3.4.1(d) is a true and complete list of each
                     -----------------
Member, who owes the Company the cash amounts set forth across from such Member name on such Schedule (the "Note Amount"), which Schedule will be updated by the Company prior to the Effective Time to reflect each Member who owes the Company certain amounts (each, a "Member-Debtor") and the cash amount owed by such Member-Debtor as of immediately prior to the Effective Time.

          3.4.2   Valid Issuance.  As of the Closing Date, there will have been
                  --------------
no change in the authorized or outstanding Company Membership Interests as represented in Section 3.4.1. All issued and outstanding Company Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to the Knowledge of the Company, other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments. All outstanding Company Plan Membership Interests have been issued and granted in compliance with (a) all applicable securities laws and, to the Knowledge of the Company, other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

          3.4.3   No Other Plan Options, Warrants or Rights. Other than as set
                  -----------------------------------------
forth in Sections 3.4.1 and 3.4.2 above and as set forth in Schedule 3.4.3 to
                                                            --------------
the Company Disclosure Letter, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Company's authorized but unissued Membership Interests, or membership or ownership interests, or any securities of the Company convertible into or exchangeable for any Company Membership Interests or obligating the Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any Company Membership Interests, and there is no liability for dividends accrued but unpaid.

          3.4.4   No Voting Arrangements or Registration Rights. Except as
                  ---------------------------------------------
contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of the outstanding Company Membership Interests or any Company Plan Membership Interests or to the conversion of any Company Membership Interests in the Merger pursuant to any agreement or obligation to which the Company is a party or, to the Company's Knowledge, pursuant to any other agreement or obligation. The Company is not under any obligation to register under the Securities Act any of its presently outstanding Membership Interests, or other membership or ownership interests, or other securities that may be subsequently issued.

     3.5  No Conflict.  Neither the execution and delivery of this Agreement
          -----------
nor any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Articles of Organization or Operating Agreement of the Company as currently in effect; (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any of its material assets or properties; or (c) any instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether oral or in writing) which is material to the Company or its financial condition or business and to which the Company is a party or by which the Company or any of its subsidiaries, or any of its then respective assets or properties are bound. Neither the Company's entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger. Except as set forth in Schedule 3.5 to the Company Disclosure
                                   ------------
Letter, the consummation of the Merger by the Company will not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any agreement between such party and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such agreement following the Merger), other than the Company Member Approval.

     3.6  Litigation.  Except as set forth in Schedule 3.6 to the Company
          ----------                          ------------
Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any member, officer, director, manager, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) or any of its subsidiaries before any court, Governmental Authority, arbitrator or mediator, nor, to the Company's Knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against the Company or any of its subsidiaries. To the Company's Knowledge, there is no basis for any Person to assert a claim against the Company based upon: (a) the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any Company Membership Interests or any rights as a Company Member, including any option, warrant or preemptive rights or rights to notice or to vote, other than the rights of the Company Members with respect to the Company Membership Interests shown as being owned by such Persons on Schedule 3.4.1(a) to the Company Disclosure Letter and
                         -----------------
the rights of holders of Company Plan Membership Interests shown as being owned by such Persons on Schedule 3.4.1(b) to the Company Disclosure Letter.
                   -----------------

     3.7  Taxes.
          -----

          3.7.1 The Company and each of its subsidiaries have timely filed all federal, state, local and foreign tax and information returns required to be filed by them, have timely paid all taxes required to be paid by them for which payment is due, except to the extent that an accrual or reserve for such taxes has been reflected in accordance with GAAP (as defined in Section 3.8 hereof) on the Balance Sheet (as defined in Section
3.8 hereof), have established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by their most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8 hereof) is fully reflected on the Balance Sheet and in any more recent balance sheet of the Company provided by the Company to Parent on or before the Agreement Date), have made all necessary estimated tax payments, and have no liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and the Company has provided Parent with true and correct copies of such returns and reports. Neither the Company nor any of its subsidiaries are delinquent in the payment of any tax or in the filing of any tax returns, nor have any deficiencies for any tax been threatened, claimed, proposed or assessed against the Company, any of its subsidiaries or any of the officers, employees or agents of the Company or its subsidiaries in their capacity as such. Neither the Company nor any of its subsidiaries has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company or its subsidiaries, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of the Company or any of its subsidiaries is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) has been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from the Company or its subsidiaries have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of the Company or its subsidiaries other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any of its subsidiaries of any statute of limitations with respect to any taxes nor has the Company or any of its subsidiaries agreed to any extension of time for filing any tax return that has not been filed; and neither the Company nor any of its subsidiaries has consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. None of the Company's subsidiaries is a "personal holding company" within the meaning of the Code. None of the Company's subsidiaries has filed any election under Section 341(f) of the Code. The Company and its subsidiaries have withheld all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. Since their respective inceptions, none of the Company's subsidiaries has been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the "Regulations"), and such subsidiaries have filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations. The Company has properly been treated as a partnership under the Code (and all similar provisions of state and local law) for all of its taxable years from the date of its organization and will continue to be treated as a partnership up to the time of Closing, and has not made any election to be treated as a corporation or association under the Code (and all similar provisions of state and local law).

          3.7.2 For the purposes of this Section, the terms "tax" and "taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

     3.8  Company Financial Statements. The Company has delivered to Parent as
          ----------------------------
an attachment to Schedule 3.8 to the Company Disclosure Letter audited
                 ------------
consolidated balance sheets of the Company dated December 31, 2000 and December 31, 1999, and an unaudited consolidated balance sheet of the Company dated June 30, 2001, and the Company's audited consolidated statements of income and expense, statements of cash flows and statements of members' equity for the years ended December 31, 2000 and December 31, 1999, respectively, and unaudited consolidated statements of income and expense, statements of cash flows and statements of members' equity for the six-month period ended June 30, 2001 (all such financial statements of the Company and any notes thereto are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified, and (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods except for any absence of notes to any of the unaudited Company Financial Statements. The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (a) shown on the Company's unaudited balance sheet as of June 30, 2001 included in the Company Financial Statements (the "Balance Sheet"), and (b) that may have been incurred after June 30, 2001 (the "Balance Sheet Date") in the ordinary course of the Company's business consistent with its past practices and that are not material in amount, either individually or collectively, and are not required to be set forth in the Balance Sheet under GAAP. All reserves established by the Company that are set forth in or reflected in the Balance Sheet are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by Statement No. 5. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants' Statement of Position 97-2.

     3.9  Title to Properties.  The Company has good and marketable title to all
          -------------------
of its assets and properties (including those shown on the Balance Sheet), free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens that in the aggregate do not secure more than $5,000 in liabilities. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. To the Company's Knowledge, the Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any notice of violation of law with which it has not complied. The Company does not own any real property. Schedule 3.9 to
                                                          ------------
the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by the Company with an individual value of $500 or greater.

     3.10  Absence of Certain Changes.  Except as set forth on Schedule 3.10 to
           --------------------------                          -------------
the Company Disclosure Letter, since June 30, 2001, the Company has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company any:

               (a) Material Adverse Change in the Company or any of its subsidiaries;

               (b) amendment or change in the Articles of Organization or Operating Agreement;

               (c) incurrence, creation or assumption by the Company of (i) any Encumbrance on any of the assets or properties of the Company, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the indebtedness or obligations of another Person;

               (d) grant or issuance of any units, membership interests, options, warrants or other rights to acquire from the Company, directly or indirectly, except as described in Sections 3.4.1 and 3.4.2 hereof, or any offer, issuance, sale or creation by the Company of any debt or equity securities of the Company, including warrants, obligations, subscriptions, rights, options, convertible securities, or other commitments to issue or purchase membership interests, ownership interests or any other of its securities that are potentially exchangeable for, or convertible into, Membership Interests;

               (e) any acceleration or release of any vesting condition or right to repurchase Company Membership Interests upon the member's termination of employment or services with the Company or pursuant to any right of first refusal;

               (f) payment or discharge by the Company of any Encumbrance on any asset or property of the Company, or the payment or discharge of any liability of the Company, in each case that was not either shown on the Balance Sheet or incurred in the ordinary course of the Company's business after December 31, 2000 in an amount not in excess of $10,000 for any single liability;

               (g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets (including intangible assets), properties or goodwill of the Company other than a non-exclusive license of any products or services of the Company made in the ordinary course of the Company's business consistent with its past practices;

               (h) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

               (i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Company Membership Interests, or any split, combination or recapitalization of the Company Membership Interests or any direct or indirect redemption, purchase or other acquisition of any Company Membership Interests or other ownership interests or any change in any rights, preferences, privileges or restrictions of any Membership Interests or other ownership interests in the Company;

               (j) change or increase in any compensation, including severance compensation, payable or to become payable to any of the managers, members, officers, directors, employees, consultants or agents of the Company, or in any bonus or pension, insurance or other benefit payment or arrangement (including without limitation awards of Company Membership Interests, grants of Company Plan Membership Interests, or other membership or ownership interest appreciation rights) made to or with any of such managers, members, officers, employees, consultants or agents except in connection with normal employee, salary or performance reviews or as contemplated in this Agreement;

               (k) change with respect to the executives, management, supervisory or other key personnel of the Company;

               (l) obligation or liability incurred by the Company to any of its officers, directors, managers or members, except for normal and customary compensation and expense allowances payable to officers, managers or members in the ordinary course of the Company's business consistent with its past practices;

               (m) making by the Company of any loan, advance or capital contribution to, or any investment in, any officer, director, manager or member of the Company or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

               (n) entering into, amendment of, relinquishment, waiver, forbearance, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practices in an amount which is not material; or any written or oral indication or assertion by the other party thereto of any problems with the Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, waive, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

               (o) material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers or any material change in the Company's relationship with any of its customers, vendors or suppliers;

               (p) entering into by the Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of the Company that involves in excess of $20,000 or that is not entered into in the ordinary course of the Company's business, or the conduct of any business or operations other than in the ordinary course of the Company's business consistent with its past practices;

               (q) any license, transfer or grant of a right under any Company IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of the Company's business consistent with its past practices; or

               (r) any agreement or arrangement made by the Company to take any action that, if taken prior to the Agreement Date, would have made any representation or warranty of the Company set forth in Article 3 of this Agreement untrue or incorrect as of the date when made.

     3.11  Contracts and Commitments/Licenses and Permits. Schedule 3.11(a)
           ----------------------------------------------  ----------------
through (l) to the Company Disclosure Letter sets forth a list of each of the
        ---
following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments to which the Company or any of its subsidiaries is a party or to which the Company or its subsidiaries or any of their respective assets or properties are bound:

               (a) any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to the Company or its subsidiaries in an aggregate amount of $20,000 or more which (i) was entered into within two years of the date hereof, or (ii) which is material to the Company, its business or its financial condition;

               (b) any reseller, VAR (value added reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company or its subsidiaries, or any contract providing for the sale or license of any Company product or technology or the provision of any Company service (other than contracts or licenses with Company customers entered into in the ordinary course of the Company's business, consistent with past practices;

               (c) any contract providing for the development of any software, content (including without limitation textual content and visual, photographic or graphics content), technology or Intellectual Property (as defined in Section 3.13.1) for (or for the benefit or use of) the Company or its subsidiaries, or providing for the purchase or license of any software, content (including without limitation textual content and visual or graphics content), technology or Intellectual Property to (or for the benefit or use of) the Company or its subsidiaries, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by the Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of the Company or its subsidiaries (other than perpetual, non-exclusive, object code licenses of software generally available to the public at a per copy license fee of less than $500 per copy) to the extent necessary for the conduct of the business of the Company and its subsidiaries as presently conducted or contemplated or previously contemplated;

               (d) any joint venture or partnership contract or other agreement that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

               (e) any contract or commitment for or relating to the employment of any officer, manager, employee or consultant of the Company or its subsidiaries or any other type of contract or understanding with any officer, manager, employee or consultant of the Company or its subsidiaries that is not immediately terminable by the Company or its subsidiaries without cost or other liability;

               (f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction;

               (g) any lease or other agreement under which the Company or any of its subsidiaries is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

               (h) any agreement that restricts the Company or any of its subsidiaries from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for the Company's products, services or technologies (including but not limited to most favored customer pricing provisions); from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

               (i) any Company IP Rights Agreement (as defined in Section
3.13.2);

               (j) any agreement relating to the sale, issuance, grant, exercise, award, purchase, vesting, repurchase or redemption of any Company Membership or other ownership interests or securities of, the Company or its subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such Company Membership or other ownership interests or securities of the Company or its subsidiaries, or options, warrants or other rights therefor, except for those agreements conforming to the Company's standard form of unit purchase agreement under the Company Plan;

               (k) any contract with or commitment to any labor union; and

               (l) any Governmental Permit or agreement or contract or subcontract with any governmental body, department or agency (as defined in Section 3.14.3).

     A true and complete copy of each agreement or document required by these subsections (a) through (l) of this Section to be listed on Schedule 3.11 to
                                                              -------------
  the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "Company Material Agreements") and a copy of each Governmental Permit required by subsection (l) of this Section to be listed on Schedule 3.11 to the Company Disclosure Letter has been delivered to
            -------------
  Parent's legal counsel.

     3.12  No Default; No Restrictions.
           ---------------------------

               (a) Neither the Company nor any subsidiary of the Company is, nor to the Company's Knowledge is any other party, in material breach or default under any Company Material Agreement. Except as set forth in Schedule 3.12 to
                                                             -------------
the Company Disclosure Letter, neither the Company nor any subsidiary of the Company has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Neither the Company nor any of its subsidiaries has any material liability for renegotiation of government contracts or subcontracts, if any. Except as set forth in Schedule 3.12 to the Company Disclosure Letter, no
                       -------------
consent, notice or approval of any third party is required to ensure that, following the Effective Time, any Company Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement or any Company Ancillary Agreement. Except as set forth in Schedule 3.12 to the
                                                        -------------
Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or to the Company's Knowledge, would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Agreement, or (ii) to the Company's Knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Agreement, or (D) the right to cancel, waive, terminate or modify any Company Material Agreement. The Company has not received any written, or, to the Company's Knowledge, oral notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement.

               (b) Except as listed in Schedule 3.12 to the Company Disclosure
                                       -------------
Letter, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company (or any of its subsidiaries) or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by the Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that the Company may address in operating its business; or restricting the prices which the Company may charge for its products or technology or services), or includes any grants by the Company of exclusive rights or licenses.

     3.13  Intellectual Property.
           ---------------------

           3.13.1 The Company (a) owns and has independently developed, or (b) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of all Intellectual Property (as defined below) used in the conduct of the Company Business (as defined below) (such Intellectual Property being hereinafter collectively referred to as the "Company IP Rights"). Such Company IP Rights are sufficient for such conduct of the Company Business. As used herein, the term "Company Business" means the business of the Company and its subsidiaries as presently conducted and as presently proposed to be conducted. As used herein, the term "Intellectual Property" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records. As used in this Section 3.13, "Company-Owned IP Rights" means Company IP Rights that are owned or exclusively licensed to the Company; and "Company-Licensed IP Rights" means Company IP Rights that are not Company-Owned IP Rights.

          3.13.2 Neither the execution, delivery and performance of this Agreement, the Agreement of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right (collectively, the "Company IP Rights Agreements"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of the Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by the Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

          3.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Company or currently under development by the Company or proposed to be licensed, utilized, sold, provided or furnished by the Company violates any license or agreement between the Company and any third party or infringes or misappropriates any Intellectual Property right of any other party; and there is no pending or, to the Company's Knowledge, threatened claim or litigation contesting the validity, ownership or right of the Company to exercise any Company IP Right, nor to the Knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of the Company, is there any legitimate basis for any such assertion.

          3.13.4 To the Company's Knowledge, no current or former employee, consultant or independent contractor of the Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's Knowledge, the employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for the

Company, whether such liability is based on contractual or other legal obligations to such third party.

          3.13.5 To the actual knowledge of the Company (including the Core Company Members and each person engaged in development activity for the Company), the Company has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company's interests and proprietary rights in the Company IP Rights. All officers, managers, members, employees and consultants of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company, have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of the Company's inventions to the Company (in the case of proprietary information of the Company's customer and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent's counsel. To the Company's Knowledge, the Company has secured written assignments from all of the Company's consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that the Company does not already own by operation of law. No current or former employee, officer, director, manager, member, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

          3.13.6 Schedule 3.13.6 to the Company Disclosure Letter contains a
                 ---------------
true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority, including Internet domain name registries; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, and copyrights held by the Company are valid, enforceable and subsisting and the Company is the record owner thereof.

          3.13.7 To the Company's Knowledge, the Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule
                                                                    --------
3.13.8). To the Company's Knowledge, the Company's right, license and interest
------
in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13.8).
                                                       ---------------

          3.13.8 Schedule 3.13.8 to the Company Disclosure Letter contains a
                 ---------------
true and complete list of (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person or entity is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property.

          3.13.9 Neither the Company, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on the Company's behalf to any party of any Company Source Code (as defined below). Schedule 3.13.9 of the Company Disclosure Letter identifies each
                ---------------
contract, agreement and instrument (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13.9, "Company Source Code" means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or any other product or service marketed or currently proposed to be marketed by the Company.

          3.13.10 To the actual knowledge of the Company (including the Core Company Members and each person engaged in development activity for the Company), there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee or consultant or independent contractor of the Company. The Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by the Company.

          3.13.11 All Intellectual Property developed by the Company and licensed by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and the Company has no material liability (and, to the Company's Knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement, repair or reperformance thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

          3.13.12 No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for Company Membership Interests) was used in the development of the Company IP Rights. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

     3.14  Compliance with Laws.
           --------------------

           3.14.1 The Company and each of its subsidiaries have materially complied, and are now and at the Closing Date will be in material compliance with, all applicable federal, state or local laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees, and to the Company's Knowledge, all foreign laws, ordinances, regulations, statutes and rules, applicable to it or to its assets, properties and business (and any regulations promulgated thereunder) (collectively, "Applicable Law"). The Company and its subsidiaries hold all valid licenses and other governmental permits that are necessary and/or legally required to be held by them to conduct their respective businesses as presently conducted.

           3.14.2 All materials, products and services distributed or marketed by the Company and its subsidiaries have at all times made all material disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

           3.14.3 The Company and each of its subsidiaries hold all material permits, licenses and approvals from, and have made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary for the Company and its subsidiaries to conduct their respective present businesses without any violation of Applicable Law ("Governmental Permits") and all such Governmental Permits are in full force and effect. Neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

           3.14.4 Neither the Company nor any of its subsidiaries nor any director, member, manager, officer, agent or employee of the Company or any of its subsidiaries has, for or on behalf of the Company or any of its subsidiaries, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

     3.15  Certain Transactions and Agreements. Except as set forth in Schedule
           -----------------------------------
3.15 to the Company Disclosure Letter, none of the officers, directors and managers of the Company and, to the Company's Knowledge, none of the employees or Members of the Company, nor any member of their immediate families, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). To the Company's Knowledge, none of the officers, directors, managers, employees or Members of the Company, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers, directors, managers, employees or Members or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with the Company, except for normal compensation for services as an officer, director, Member or employee thereof that have been disclosed to Parent. None of said officers, directors, managers, employees, Members or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of the Company, except for the rights of a Member under Applicable Law. Other than amounts owed by the Member-Debtors under the Member Notes listed on Schedule
                                                                    --------
3.4.1(d), the Company is not owed any amounts from any employee or Member.
--------

     3.16  Employees, ERISA and Other Compliance.
           -------------------------------------

           3.16.1 The Company and its subsidiaries are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and have correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all employees, officers, managers and consultants of the Company and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to the Company
                                                 ---------------
Disclosure Letter. The Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

           3.16.2 To the Company's Knowledge, the Company (a) is not now, nor has ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no current labor disputes. The Company has good labor relations, and has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and has no Knowledge that any of its key employees intends to leave their employ. All of the employees of the Company and its subsidiaries are legally permitted to be employed by the Company in the United States of America in their current job capacities.

           3.16.3 The Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act") and no fact or event exists that could give rise to liability under the WARN Act. Schedule 3.16.3 to the Company Disclosure Letter contains a
                    ---------------
list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

           3.16.4 (a) Schedule 3.16.4 to the Company Disclosure Letter lists
                      ---------------
each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, options to purchase membership interests, or the right to receive membership interests, membership interest appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants, directors or Members that is entered into, maintained or contributed to by the Company and covers any employee or former employee of the Company or any of its subsidiaries. Such contracts, plans and arrangements as are described in this
Section 3.16.4 are hereinafter collectively referred to as "Company Benefit
--------------
Arrangements." To the Company's Knowledge, neither the Company nor any of its subsidiaries has a pension plan, which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of the Company is subject to Title IV of ERISA.

               (b) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement and, unless otherwise indicated in Schedule 3.16.4 to the Company Disclosure Letter, each such Company Benefit
   ---------------
Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) have been delivered to Parent and its legal counsel) or sufficient time remains to obtain such determination letter without adversely affecting the tax qualification of such Company Benefit Arrangement. No Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

               (c) The Company has delivered to Parent or its legal counsel a complete and correct copy and description of each Company Benefit Arrangement.

               (d) The Company and each of its subsidiaries have timely filed and delivered to Parent and its legal counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

               (e) To the Company's Knowledge, neither the Company nor any of its subsidiaries has ever been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any of its subsidiaries sponsor as employers or in which the Company or any of its subsidiaries participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or that could result in an excise tax under the Code.

               (f) To the Company's Knowledge, all contributions due from the Company or any of its subsidiaries with respect to any of Company Benefit Arrangements have been made or have been accrued on the Company's financial statements (including without limitation the Company Financial Statements), and no further contributions will be due or will have accrued thereunder as of the Closing Date.

               (g) To the Company's Knowledge, all individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

            (h) To the Company's Knowledge, neither the Company nor any of its subsidiaries has any liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

          3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or its subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2000.

          3.16.6 To the Company's Knowledge, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company and its subsidiaries are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, or the Family Medical Leave Act of 1993, as amended, and the regulations thereunder with respect to any of Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on the Company, or in a Material Adverse Effect on Parent after the Effective Time.

          3.16.7 Unless otherwise indicated in Schedule 3.16.7 to the Company
                                               ---------------
Disclosure Letter, no benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or which that not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in
Schedule 3.16.7 to the Company Disclosure Letter and except for the acceleration
---------------
of vesting applicable to Membership Interests issued pursuant to the Company Plan, neither the Company nor any subsidiary is a party to any: (a) agreement with any manager, officer or other employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any ownership or membership interest purchase plan, any of the benefits of which will be increased, the vesting of benefits of which will be accelerated or the repurchase rights of which will lapse, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

     3.17  Corporate Documents. The Company has made available to Parent and its
           -------------------
legal counsel for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement that have been requested by Parent or its legal counsel, including the following: (a) copies of Company's Articles of Organization and Operating Agreement as currently in effect; (b) the Company's minute book containing all records of all proceedings, consents, actions, and meetings of Company Members and managers of the Company and any committees thereof; (c) the Company Membership Interest ledger, and Company Plan Membership Interest ledger and journal reflecting all membership or ownership interest issuances and transfers; (d) all permits, orders, and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; and (e) all the Company Material Agreements.

     3.18  No Brokers.  Except as set forth on Schedule 3.18 to the Company
           ----------                          -------------
Disclosure Letter, neither the Company nor any affiliate or manager or Member of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of the Company, any of its employees, officers, directors, managers, Members, agents or affiliates.

     3.19  Books and Records.
           -----------------

           3.19.1 The books, records and accounts of the Company and each of its subsidiaries (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, as applicable, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

           3.19.2 The Company and each of its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.20  Insurance.  Since their respective organizations, the Company and
           ---------
each of its subsidiaries have maintained, and now maintains, policies of insurance and bonds of the type and in amounts reasonably and customarily carried by Persons conducting businesses or owning assets similar in type and size to those of the Company and its subsidiaries, including without limitation all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and its subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by the Company and its subsidiaries are set forth in Schedule 3.20 to the Company
                                              -------------
Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     3.21  Environmental Matters.
           ---------------------

           3.21.1 The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that the Company or such subsidiary is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by the Company and each of its subsidiaries with any current Environmental Law in the future. To the Company's Knowledge, no current or prior owner of any property leased or possessed by the Company or any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All governmental authorizations currently held by the Company and its subsidiaries pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of
                                                             -------------
the Company Disclosure Letter.

           3.21.2 For purposes of this Section 3.21: (a) "Environmental Law" means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) "Material of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     3.22  Accounts Receivable. The accounts receivable shown on the Balance
           -------------------
Sheet arose in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Balance Sheet. The accounts receivable of the Company arising after the date of the Balance Sheet and before the date of this Agreement arose in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of the Company. None of such accounts receivable is subject to any valid and material claim of offset or recoupment or counterclaim, and the Company has no Knowledge of any facts that would give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by the Company of any obligation, and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     3.23  Bank Accounts. Schedule 3.23 of the Company Disclosure Letter sets
           -------------  -------------
forth the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, lock boxes and/or safe deposit boxes, the type of accounts, lock boxes and/or safe deposit boxes maintained at each such institution and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

     3.24  Loans and Credit Facilities. Except as listed in Schedule 3.24 to the
           ---------------------------                      -------------
Company Disclosure Letter, the Company has not entered into, or otherwise arranged for, any loans, operating lines of credit or other credit facilities or has outstanding any bonds, debentures, mortgages, notes or other similar indebtedness, and the Company is not obligated to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness, except for loans and indebtedness incurred in the ordinary course and in amounts which are not material to the Company. Schedule 3.24 to the Company Disclosure Letter contains
                         -------------
an accurate and complete summary of all loans, operating lines of credit or other credit facilities, bonds, debentures, mortgages, notes or other similar evidence of indebtedness of the Company. The only security interests granted or created by the Company in connection with the foregoing indebtedness are those described in Schedule 3.23 to the Company Disclosure Letter.
             -------------

     3.25  Customer Contracts.  Schedule 3.25 to the Company Disclosure
           ------------------   -------------
Letter contains a complete and accurate listing of all contracts, agreements, arrangements, commitments, understandings or other dealings (whether written or otherwise and except for quotations delivered by the Company to its customers, the acceptance of which would not reasonably be expected to result in a Material Adverse Effect on the Company) with each of the Company's customers, vendors and suppliers (collectively called the "Customer Contracts") with sales or purchases per annum of $10,000 or more. Except as set out in Schedule 3.25 to the Company
                                                    -------------
Disclosure Letter, the Company has no rebate or discount programs or commission arrangements with any of its customers, vendors or suppliers.

     3.26  Requisite Actions. The managers of the Company (a) have unanimously
           -----------------
determined that the Merger is in the best interests of the Company Members and is on terms that are fair to such Company Members, and has recommended the Merger to the Company Members, and (b) will submit the Merger, this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that member approval is required thereof under Applicable Law and the Company's Articles of Organization and Operating Agreement, to the vote and approval of the holders of the Company Membership Interests. The managers of the Company are and, immediately prior to the Effective Time, will be: Mike Perry, Bret Herscher, Ralph Britton and Bruce O. Ackerman. The officers of the Company are and, immediately prior to the Effective Time, will be Bret Hersher, President, Hugh Duffy, Chief Executive Officer, Harry Stengele, Chief Financial Officer, Mike Wilmer, Vice President Mechanical, Charles Byer, Chief Operating Officer, Justus Decher, Vice President Business Development, and Natalino Camilleri, Vice President Radio Frequency. The Core Company Members are, and will immediately prior to the Effective Time be, all of the "affiliates" (as such term is defined in Rule 144(a)(1) of the Securities Act) of the Company.

     3.27  No Existing Discussions. Neither the Company nor any director,
           -----------------------
member, manager, officer, or to the Knowledge of the Company, any employee or agent of the Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.7).

     3.28  HSR Act.
           -------

               (a) The Company is not a "$10 million person" as defined under the rules and regulations of the HSR Act, and the Company is not "engaged in manufacturing" for purposes of the HSR Act.

               (b) There is no Person, or group of Persons under Common Control, who Control(s) the Company. For the purposes of this Section, the term "Control" or "Controlling" means either: (a) holding beneficial ownership, whether direct or indirect through fiduciaries, agents, controlled entities or other means, of fifty percent (50%) or more of the outstanding voting securities of an issuer; or (b) in the case of an entity that has no outstanding voting securities, having the right to fifty percent (50%) or more of the profits of the entity, or having the right in the event of dissolution to fifty percent (50%) or more of the assets of the entity; or (c) having the contractual power presently to designate fifty percent (50%) or more of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions. For the purposes of this Section, "Common Control" means sharing an Ultimate Parent. For the purposes of this Section, "Ultimate Parent" means a Person who is not Controlled by any other entity.

     3.29  Disclosure. Neither this Agreement, its exhibits and schedules and
           ----------
the Company Disclosure Letter, nor any Company Ancillary Agreements delivered by the Company to Parent under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     3.30  Hearing Notice and Information Statement. The information relating to
           ----------------------------------------
the Company included in (i) the notice sent to the shareholders of the Company pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the Hearing to be held by the Commissioner,
(ii) the Permit Application, and (iii) the Information Statement to be sent to the Company Members of the Company in connection with the transactions contemplated this Agreement shall not, at the time the Hearing Notice is mailed to Company Members, at the time the Information Statement is mailed to such Members of the Company and at all times subsequent hereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Hearing Notice, the Permit Application or the Information Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in any of the foregoing documents.

                                   ARTICLE 4
               Representations and Warranties of Parent and Sub

       Parent and Sub hereby represent and warrant to the Company that, except as set forth in the letter addressed to the Company from Parent and dated as of the Agreement Date that has been delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Letter"), each of the following representations, warranties and statements contained in the following Sections of this Article 4 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under Article 4 of this Agreement.

     4.1   Organization and Good Standing.  Parent is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Minnesota, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Parent owns all of the issued and outstanding capital stock of Sub. Parent has made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Sub, as currently in full force and effect. Neither Parent nor Sub is in violation of its Articles of Incorporation or Bylaws, as applicable.

     4.2   Power, Authorization and Validity.
           ---------------------------------

           4.2.1  Power and Authority. Parent has all requisite corporate power
                  -------------------
and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Parent Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance of this Agreement and each of the Parent Ancillary Agreements by Parent have been duly and validly approved and authorized by Parent's Board of Directors in compliance with Applicable Law and Parent's Articles of Incorporation and Bylaws. Neither the Merger nor the execution, delivery and performance of this Agreement and each of the Parent Ancillary Agreements by Parent requires the approval of Parent's stockholders. Sub has all requisite corporate power, capacity and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance of this Agreement and each of the Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors and its sole stockholder in compliance with Applicable Law and Sub's Articles of Incorporation and Bylaws.

           4.2.2  No Consents. No consent, approval, order or authorization of,
                  -----------
or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority, or any other Person or entity, governmental or otherwise (including any consent, approval, order, authorization, registration, declaration or filing pursuant to the HSR Act is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Sub Ancillary Agreements, respectively, and for Parent and Sub to consummate the Merger, except for: (a) the filing of the Agreement of Merger with the Secretary of State of California, as required under the California Law; (b) the filing by Parent with the Securities and Exchange Commission ("SEC") or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws that Parent relies on in issuing shares of Parent Common Stock pursuant to this Agreement; (c) the filing by Parent of such reports and information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (d) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws; and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Sub would not be material to Parent's or Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Sub Ancillary Agreements, respectively.

           4.2.3 Enforceability. This Agreement and the Parent Ancillary
                 --------------
Agreements are, or when executed by Parent will be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     4.3   Parent and Sub Capital Structure.
           --------------------------------

               (a) The authorized capital stock of Parent consists of (i) 150,000,000 shares of common stock, par value $0.01 per share, of which there were 35,378,144 shares issued and outstanding as of July 31, 2001, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none were outstanding as of July 31, 2001. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable

           (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, no par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

           (c) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be issued in compliance with all material applicable federal and state securities laws.

     4.4   No Conflict. Neither the execution and delivery of this Agreement nor
           -----------
any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, as applicable, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of or constitute a default under: (a) any provision of the Articles of Incorporation or Bylaws of Parent or Certificate of Incorporation or Bylaws of Sub, respectively, as currently in effect; or (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or Sub or any of their respective material assets or properties.

     4.5   SEC Filings.  Parent has filed all forms, reports and documents
           -----------
required to be filed by Parent with the SEC since the effective date of the registration statement for Parent's initial public offering. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.

     4.6   Absence of Certain Changes. Except as set forth in the Parent SEC
           --------------------------
Reports, since July 31, 2001, Parent has conducted its business in the ordinary course consistent with past practices and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Parent; (b) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its assets; or (c) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock.

     4.7   No Brokers. Neither Parent nor Sub nor any affiliate of Parent or Sub
           ----------
is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Parent or Sub or any of their respective employees, officers, directors, managers, members, agents or affiliates.


                                   ARTICLE 5
                     Pre-Closing Covenants of The Company

     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, the Company covenants and agrees with Parent as follows:

     5.1   Advice of Changes. The Company will promptly advise Parent in writing
           -----------------
of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate and (b) Material Adverse Change in the Company.

     5.2   Maintenance of Business. The Company will carry on and preserve its
           -----------------------
business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with past practices and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due. If the Company becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert reasonable commercial efforts to promptly restore the relationship.

     5.3   Conduct of Business. The Company will continue to conduct its
           -------------------
business and maintain its business relationships in the ordinary and usual course and the Company will not, without the prior written consent of Parent:

               (a) incur any indebtedness for borrowed money or guarantee or insure any such indebtedness of another Person other than in the ordinary course of business consistent with past practices which would not reasonably be expect to result in a Material Adverse Effect on the Company;

               (b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are not material and are incurred in the ordinary course of the Company's business consistent with the Company's past practices;

               (c) enter into any material transaction or agreement or take any other action not in the ordinary course of the Company's business consistent with the Company's past practices;

               (d) grant any Encumbrance on any of its assets;

               (e) sell, transfer or dispose of any of its assets except in the ordinary course of the Company's business consistent with the Company's past practices (except for the Permitted Distribution);

               (f) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

               (g) pay any bonus, increased salary or special remuneration to any manager, officer, member, director, employee or consultant (except pursuant to arrangements disclosed in writing to Parent prior to the Agreement Date or disclosed in writing subsequent to the Agreement Date and approved in writing by Parent), hire any employee or consultant, or amend or enter into any employment or consulting agreement with any such Person, or change its personnel policies;

               (h) grant any severance or termination pay to any officer, manager or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent or adopt any new severance plan;

               (i) change any of its accounting methods;

               (j) declare, set aside or pay any cash, membership interest, ownership interest, unit interest or other dividend or other distribution in respect of its Membership Interests (other than the Permitted Distribution), or redeem, repurchase or otherwise acquire any of its Membership Interests or other ownership interest or securities (except for the repurchase of any unvested Company Membership Interests issued under the Company Plan from employees, directors, consultants or contractors of the Company in connection with the termination of their services with the Company at the original purchase price of membership units in accordance with the Company Plan), or pay or distribute any cash or property to any member, owner or security holder of the Company or make any other cash payment to any member, owner or security holder of the Company;

               (k) amend or terminate any contract, agreement or license to which the Company is a party;

               (l) waive or release any material right or claim;

               (m) issue, sell, create or authorize any membership interests or other ownership interests or securities, or issue, grant or create any warrants, obligations, subscriptions, rights, options, convertible securities, or other commitments to issue or purchase membership interests, ownership interests or any other of its securities that are potentially exchangeable for, or convertible into, Membership Interests;

               (n) subdivide or split or combine or reverse split the Membership Interests or enter into any recapitalization affecting the number of outstanding Membership Interests or affecting any other of its securities or ownership interests;

               (o) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Parent or Sub) or enter into any negotiations, discussions or agreement for such purpose;

               (p) amend its Articles of Organization or Operating Agreement;

               (q) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party;

               (r) materially change any insurance coverage;

               (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing, or make or change any tax election or treatment, compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties related thereto), extend the statute of limitations with any tax authority;

               (t) modify or change the exercise or conversion rights, rights to repurchase or purchase prices of any Membership Interests, ownership interests or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any Membership Interests, units, ownership interests or other securities of the Company or (ii) the vesting or release of any Membership Interests, units, ownership interests or other securities of the Company from any repurchase options or rights of refusal held by the Company or any other party or any other restrictions;

               (u) incur or commit to incur any capital expenditures which individually exceed $10,000;

               (v) initiate any litigation or arbitration proceedings; or

               (w) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(v), or any action which would reasonably be expected to make any of the representations and warranties of the Company in this Agreement untrue or inaccurate in any material respect on the date made or as of the Effective Time.

Parent agrees to respond in writing to the Company's written request to undertake any of the activities set forth in this Section 5.3 promptly, but in any event within five (5) business days of receipt of such request.

     5.4   Regulatory Approvals. The Company will promptly execute and file, or
           --------------------
join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company will use diligent efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

     5.5   Necessary Consents.  The Company will use diligent efforts to
           ------------------
promptly obtain such written consents and authorizations of third parties, give notices to third parties (including with respect to the Company Material Agreements set forth in Schedule 3.12 of the Company Disclosure Letter) and take
                        -------------
such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on the Company's business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to or the impairment of any rights or benefits under, any agreement or contract to which the Company is a party or is bound or by which any of its assets are bound, including, but not limited to that certain
(i) Agreement between Land Warrior V1.0 Consortium and the United States of America dated as of July __, 2001 (the "Land Warrior Agreement"), and (ii) Articles for Collaboration For Land Warrior V1.0 Consortium by and among the Company, Parent and certain other third parties (the "Consortium Agreement").

     5.6   Litigation. The Company will notify Parent in writing promptly after
           ----------
learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or to the Knowledge of the Company, threatened against the Company or any of its officers, directors, managers, employees, members or owners in their capacity as such.

     5.7   No Other Negotiations.  The Company will not, and the Company
           ---------------------
will not authorize, encourage or permit any manager, officer, director, employee, managing member, owner, affiliate or agent of the Company or any attorney, investment banker or other Person on the Company's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (iii) furnish any information regarding the Company to any Person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person or entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction);
(v) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person or entity (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between the Company and any third party that is related to, provides for or concerns any Alternative Transaction. The Company will promptly notify Parent orally and in writing of any inquiries or proposals received by the Company, managers, directors, officers, members, owners, employees or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section by any manager, officer, director, managing member or employee of the Company or any attorney, investment banker or other director or representative of the Company shall be deemed a breach of this Section 5.7 by the Company. As used herein, the term "Alternative Transaction" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of the Company's business, assets (including intangible assets) or membership interests, whether by way of merger, consolidation, sale of assets, sale of membership or ownership interests or equity, membership or ownership interest or equity exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of securities of the Company pursuant to a registration statement filed under the Securities Act.

     5.8   Access to Information. The Company will allow Parent and its agents
           ---------------------
access at reasonable times to the files, books, records, technology, contracts, personnel and offices of the Company, including, without limitation, any and all information relating to the Company's taxes, commitments, contracts, leases, licenses, financial condition and real, personal and intangible property, subject to the terms of the agreement between Parent and the Company dated as of December 1, 2000 (the "Confidentiality Agreement"). The Company will cause its accountants to cooperate with Parent and Parent's agents (provided that, prior to any disclosure to such agents, such agents are bound by the terms of a confidentiality agreement with substantially similar restrictions as included in the Confidentiality Agreement to restrict the use and disclosure of the Company's confidential information) in making available all financial information reasonably requested by Parent, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     5.9   Satisfaction of Conditions Precedent. The Company will use its
           ------------------------------------
diligent efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10, and the Company will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

     5.10  Company Benefit Arrangements. Upon the request of Parent, the Company
           ----------------------------
will terminate any Company Benefit Arrangement and any leased employee arrangement or professional employee organization immediately prior to the Effective Time. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements.

     5.11  Approval of Company Members.
           ---------------------------

               (a) On the earliest practicable date following the issuance of the Permit (as defined in Section 7.1 below) by the Commissioner, and in accordance with applicable law, the Company shall submit this Agreement, the Merger and the transactions contemplated thereby to its Members for approval and adoption in accordance with its Articles of Organization and Operating Agreement and applicable law. The Company will use its best efforts to obtain the adoption and approval of this Agreement, the Merger and the transactions contemplated thereby by either (i) convening a special meeting of the Company Members to be held as promptly as practicable following the issuance of the Permit (the "Company Members' Meeting"), or (ii) the written consent of the holders of the Company Membership Interests, and to enable the Closing to occur as promptly as practicable following the issuance of the Permit. The Company will use all reasonable efforts to solicit from the Company Members proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary to secure the vote or consent of the Company Members required by the rules of the California Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Members' Meeting to the extent necessary to ensure that there are sufficient Company Membership Interests represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Members' Meeting. The Company shall ensure that the Company Members' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Members' Meeting are solicited, in compliance with the California Law, its Articles of Organization and Operating Agreement and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Members' Meeting shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Transaction, or by any withdrawal, amendment or modification of the recommendation of the managers of the Company with respect to this Agreement or the Merger.

               (b) The managers of the Company shall recommend that the Company's Members vote in favor of and adopt and approve this Agreement and approve the Merger at the

Company Members' Meeting. The managers of the Company shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the managers of the Company that the Company Members vote in favor of and adopt and approve this Agreement and the Merger.

               (c) The Company shall take all actions required to have this Agreement and any Accelerated Awards (as defined below) approved by such percentage of Company's outstanding Membership Interests as is required by the terms of Section 280G(b)(5)(B) of the Code to avoid the treatment of any payment or benefit under any contract, agreement or other arrangement, including those entered into in connection with this Agreement, the Merger and the transactions contemplated hereby (each, an "Accelerated Award"), as a parachute payment which will cause Parent to lose a deduction pursuant to Section 280G of the Code, and to cause such Member approval to have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of
Section 1.280G-1 of such proposed regulations.

     5.12  Termination of Member Rights.  The Company will use reasonable
           ----------------------------
diligent effort to terminate or have waived prior to the Closing all registration rights, rights of refusal, rights to any liquidation preference, preemptive rights or redemption rights of any Company Member.

     5.13  Delivery of Estimated Closing Balance Sheet, Net Equity Statement
           -----------------------------------------------------------------
and Estimated Closing Balance Sheet Certificate.  The Company will prepare and
-----------------------------------------------
deliver to Parent, three days prior to the Closing, the Estimated Closing Balance Sheet, the Net Equity Statement and the Estimated Closing Balance Sheet Certificate.

     5.14  Company Transaction Expenses. The Company will pay all Company
           ----------------------------
Transaction Expenses in full prior to the Closing.

     5.15  Pending Company Disputes. The Company will use its best efforts to
           ------------------------
fully settle, resolve and/or compromise prior to the Closing, to the reasonable satisfaction of Parent, the alleged claims of (i) Summit Analyzers, Inc. contained in that certain complaint filed in the Superior Court of California County of Santa Clara (No. CV790876), (ii) Geneva Corporate Finance, Inc. contained in that certain complaint sent to the Company to be filed in the Superior Court of California County of Santa Clara, and (iii) Xybernaught Corporation pursuant to a letter dated May 16, 2001 (collectively, the "Pending Company Disputes"). In the event that any of the Pending Company Disputes are not resolved prior to the Closing, then Parent shall be entitled to bring a Claim pursuant to Article 12 for any Damages (including litigation or settlement expenses) incurred by Parent or the Surviving Corporation (less any insurance proceeds actually received by Parent and/or the Surviving Corporation) relating to or arising from such Pending Company Disputes, which Claim for Damages shall not be subject to or otherwise effect the last sentence of Section 12.3.

                                   ARTICLE 6
                               Parent Covenants

       During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with Article 11, Parent covenants and agrees as follows:

     6.1   Advice of Changes.  Parent will promptly advise the Company in
           -----------------
writing of any (a) event that would render any representation or warranty of Parent or Sub contained in this Agreement or the Parent Disclosure Letter, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate, (b) any breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement, and (c) Material Adverse Change in Parent.

     6.2   Regulatory Approvals.  Parent will execute and file, or join in
           --------------------
the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the Parent Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this Agreement. Parent will use diligent efforts to obtain all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or the Company, or the holding separate of Company Membership Interests or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Membership Interests.

     6.3   Satisfaction of Conditions Precedent. Parent will use its diligent
           ------------------------------------
efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Parent will use its diligent efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

     6.4   Blue Sky Laws.  Parent shall take such steps as may be necessary
           -------------
to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the Merger; provided, however, that Parent shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction.

     6.5   Nasdaq Listing.  Parent agrees to authorize for listing on the
           --------------
Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.


                                   ARTICLE 7
                      Additional Covenants of the Parties

     7.1   Fairness Hearing and Permit. As promptly as practicable after the
           ---------------------------
Agreement Date, the Company and Parent shall prepare, and Parent shall file with the Commissioner, the Permit Application and a request for the Hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Securities Law of 1968, as amended. As soon as the Commissioner issues a permit for the issuance of the shares of Parent Common Stock and the other securities of Parent pursuant to the Merger (the "Permit"), the Company shall mail the Hearing Notice and the Information Statement to all Members of the Company entitled to receive such notice under California Law. The Company and Parent will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party of any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, the Company shall promptly inform Parent of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to Members of the Company, such amendment or supplement. The parties shall use their respective commercially reasonable efforts to have the Permit issued under the California Law as promptly as practicable after the filing of the Permit Application and shall fully cooperate with each other in good faith to assist in such efforts.

     7.2   Preparation of Information Statement.  As soon as practicable
           ------------------------------------
after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an Information Statement for the Members of the Company to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock and other securities of Parent to be received by the holders of Company Membership Interests in the Merger. Parent and the Company shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Subject to the provisions of Section 7.1, the Information Statement shall contain the recommendation of the managers of the Company that the Company Members approve the Merger and this Agreement, and the conclusion of the managers that the terms and conditions of the Merger are fair and reasonable to the Members of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

     7.3   Employment Offers and Benefit Arrangements.
           ------------------------------------------

               (a) Parent may in its sole discretion make (or cause one of its affiliates to make) offers of employment (which employment will commence post-Closing) to any or all employees of the Company. Employment of any Company employees by Parent, an affiliate of Parent or the Surviving Corporation following the Closing shall be subject to Parent's established policies generally applicable to new employees. The Company will use its best commercial efforts to cooperate with Parent to ensure that the Company employees listed on Schedule 7.3 hereto enter into mutually acceptable
                      ------------
  employment arrangements pursuant to general terms of employment set forth on such Schedule 7.3 and the employment offer letter in substantially the form
       ------------
  attached hereto as Exhibit D (the "Employment Offer Letter"), and a
                     ---------
  confidentiality and invention assignment agreement acceptable to Parent, with Parent or the Surviving Corporation effective as of the Effective Time ("Continuing Company Employees"). As soon as practicable after the Agreement Date, Parent and the Company will confer in good faith as to which Continuing Company Employees should enter into reasonable non-competition agreements with Parent following the Closing in a form and substance acceptable to Parent and the Company.

               (b) Notification of Employee Problems. The Company will promptly
                   ---------------------------------
  notify Parent if the Company has knowledge or becomes aware that any employee of the Company or of any of its subsidiaries intends to leave its employ or the Company or such subsidiaries' employment relationship with such employee becomes impaired or jeopardized.

     7.4   Kinderlife Instruments, Inc. Ownership.  Immediately prior to the
           --------------------------------------
Closing, the Company will own 47.5% of the outstanding capital stock and other equity of Kinderlife Instruments, Inc., free and clear from any Encumbrance.

     7.5   Member-Debtor Letters.  The Company will execute and deliver to
           ---------------------
Parent prior to the Closing, and will use its best commercial efforts to ensure that each Member-Debtor listed on the updated Schedule 3.4.1(d) to the Company
                                              -----------------
Disclosure Letter executes and delivers to Parent prior to the Closing, a letter, in a form and substance reasonably acceptable to Parent (the "Member-Debtor Letter"), under which each such Member-Debtor agrees to the application of Closing Consideration to effect the Note Payment with respect to such Member's Member Note pursuant to Section 2.1.2 hereof. The Company will deliver to Parent Schedule 3.4.1(d) to the Company Disclosure Letter updated to reflect
          -----------------
each Member-Debtor and the amounts owed by such Member-Debtors under the Member Notes as of immediately prior to the Effective Time.

                                   ARTICLE 8
                                Closing Matters

     8.1   The Closing. Subject to termination of this Agreement as provided in
           -----------
Article 11 below, the closing of the transactions to consummate the Merger (the "Closing") will take place at the offices of Fenwick & West LLP, 275 Battery Street, Suite 1600, San Francisco, California at 10:00 a.m., Pacific Time on the second business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day or time as Parent and the Company may mutually agree upon (the "Closing Date"); provided that the Closing will not take place prior to September 8, 2001 without the prior written consent of the Company. Concurrently with the Closing, the Agreement of Merger and Surviving Entity Agreement will be filed with the California Secretary of State.

     8.2   Exchange.
           --------

           8.2.1 At the Effective Time, outstanding Company Membership Interests (other than Dissenting Interests for which dissenters rights have been or will be perfected in accordance with the California Law), will, by virtue of the Merger and without further action, cease to exist, and all such membership interests and units will be converted into the right to receive from Parent (i) the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1.2(a), (ii) the amount of cash to which such holder is entitled pursuant to Section 2.1.2(b) (less, with respect to any amount due a Member-Debtor, the Note Payment), (iii) Earnout Amount in accordance with
Section 2.4 and Exhibit C, and (iv) Deferred Indemnity Consideration and
                ---------
Deferred Management Retention Consideration pursuant to Section 2.3, all subject to the provisions of Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock), Section 2.5 (regarding the Closing Adjustment) and Article 12 (regarding indemnification). Parent shall make available to its transfer agent or other authorized agent (the "Exchange Agent") certificates representing Parent Common Stock to be issued and cash to be paid at the Closing in exchange for outstanding Company Membership Interests (which certificate will contain a restrictive legend indicating that the shares represented thereby are subject to the market stand-off restriction described in Section 2.7; provided that any cash or shares of Parent Common Stock constituting Deferred Closing Adjustment Consideration shall be retained by Parent pending final determination of the Closing Adjustment in accordance with Section 2.5. Subject the foregoing, as soon as practicable after the Effective Time (and in any event no later than ten (10) business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each holder of record immediately prior to the Effective Time of outstanding Company Membership Interests, and which Company Membership Interests were converted into the right to receive the consideration set forth in Section 2.1.2, a letter of transmittal in such form and with such other provisions as Parent may reasonably specify (the "Letter of Transmittal"), and (b) instructions for use in effecting the issuance and payment of the consideration at the Closing, and any cash in lieu of fractional shares. Upon delivery by the former Company Member of a validly executed and duly completed Letter of Transmittal (in accordance with the instructions thereto) to the Exchange Agent or to such other agent or agents as may be appointed by Parent,
(a) Parent or its transfer agent will as of the Closing (subject to Parent's prior receipt of the Letters of Transmittal from each Member) (i) issue to such former Company Member certificates for the number of shares of Parent Common Stock to which such member is entitled pursuant to Section 2.1.2(a) and (ii) pay such former Company Member cash to which such member is entitled pursuant to
Section 2.1.2(b) (less, with respect to any amount due a Member-Debtor, the Note Payment), all subject to the provisions of Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock) and Section 2.5 (regarding the Closing Adjustment). At the Closing, Parent will cancel each of the Member Notes paid in accordance with Section 2.1.2.

           8.2.2 No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to any member in respect of Company Membership Interests unless and until such member delivers a validly executed and duly completed Letter of Transmittal to the Exchange Agent as provided above. Subject to the effect, if any, of applicable escheat and other laws, following delivery of the Letter of Transmittal as provided herein, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

           8.2.3 After the Effective Time there will be no further registration of transfers on the books and records of the Company or its transfer agent of any Company Membership Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Letter of Transmittal is delivered as provided herein for any reason, the former Company Member will receive the consideration as provided herein.

     8.3   Dissenting Interests Rights.  Holders of Dissenting Interests of
           ---------------------------
Company Membership Interests who have complied with all requirements for perfecting members' dissenting rights, as set forth in Section 17600 et seq. under the California Law (a "Dissenting Member"), shall be entitled to their rights under California Law with respect to such membership interests. If holders of Company Membership Interests are entitled to dissenting members' rights pursuant to the California Law in connection with the Merger, any Dissenting Interests held by Company Members who exercise and perfect such dissenting rights shall not be converted into a right to receive the consideration set forth in Section 2.1.2 or Section 2.3 hereof, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Interests pursuant to the California Law. The Company shall give Parent prompt notice (and in no event more than two business days) of any notice of exercise of a Member's dissenting rights, and Parent shall have the right to control all negotiations and proceedings with respect to such exercise of dissenting rights. The Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such exercise of dissenting rights. In the event that any Company Member fails to perfect his dissenting rights or otherwise loses his status as a holder of Dissenting Interests, Parent shall, as of the later of the Effective Time or ten
(10) business days from the occurrence of such event, issue and deliver, upon surrender by such Member of the Letter of Transmittal, the shares of Parent Common Stock and any cash payment in lieu of fractional shares, and pay such member any cash, in each case without interest thereon, to which such Dissenting Member would have been entitled to under Section 2.1.2 of this Agreement (less any Parent Closing Adjustment under Section 2.5 and subject to Section 2.1.4), and such Member shall be have the right to receive the Earnout Amount in accordance with Section 2.4 and Exhibit C, and the Deferred Indemnity
                                ---------
Consideration and the Deferred Management Retention Consideration pursuant to
Section 2.3 (subject to Article 12 regarding indemnification).

     8.4   No Liability. Neither the Exchange Agent, Parent, the Company, nor
           ------------
Sub (as the case may be) will be liable to any holder of Company Membership Interests with respect to any cash or other consideration paid to a public official or Governmental Authority pursuant to any applicable abandon property, escheat or similar law.

                                   ARTICLE 9
                    Conditions to Obligations of The Company

       The Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

         9.1   Accuracy of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of Parent and Sub set forth in Article 4 (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing the Company will have received a certificate to such effect executed by an officer of Parent.

         9.2   Covenants.  Parent will have performed and complied in all
               ---------
material respects with all of its covenants contained in Article 6 and Article 7 on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), and at the Closing the Company will have received a certificate to such effect signed by an officer of Parent.

         9.3   No Material Adverse Change.  There will not have been any
               --------------------------
Material Adverse Change in Parent, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing the Company will have received a certificate to such effect signed by an officer of Parent.

         9.4   Hart-Scott-Rodino Compliance.  All applicable waiting periods
               ----------------------------
under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

         9.5   Compliance with Law; No Legal Restraints; No Litigation.  There
               -------------------------------------------------------
will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Parent Ancillary Agreements or any Sub Ancillary Agreements. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement or that could be reasonably expected to have a Material Adverse Effect on Parent.

         9.6   Government Consents.  There will have been obtained at or prior
               -------------------
to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

         9.7   Employment Matters. Each of the Employment and Non-Competition
               ------------------
Agreements will be in full force and effect.

         9.8   Company Member Approvals.  This Agreement, the Merger and the
               ------------------------
Company Ancillary Agreements will have been duly and validly approved and adopted, as required by

Applicable Law and the Company's Articles of Organization and Operating Agreement, by the valid and affirmative vote of at least majority of the outstanding Membership Interests of the Company.

         9.9   Opinion of Parent's Counsel.  The Company will have received from
               ---------------------------
Fenwick & West LLP, counsel to Parent, an opinion in a form and substance reasonably acceptable to the Company and its counsel.

         9.10  Permit.  The Commissioner shall have issued the Permit with
               ------
respect to the Merger.

         9.11  Listing of shares of Parent Common Stock.  The filing with the
               ----------------------------------------
Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Membership Interests in the Merger, shall have been made.


                                  ARTICLE 10
                      Conditions to Obligations of Parent

           The obligations of Parent hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

         10.1  Accuracy of Representations and Warranties. The representations
               ------------------------------------------
and warranties of the Company set forth in Article 3 (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent will have received a certificate to such effect executed by the Company's Chief Executive Officer. The representations and warranties of each Company Member set forth in such Company Member's Investment Representation Letter or Member Representation Letter shall be true and correct in all material respects.

         10.2  Covenants.  The Company will have performed and complied in all
               ---------
material respects with all of its covenants contained in Article 5 and Article 7 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent will have received a certificate to such effect signed by the Company's Chief Executive Officer.

         10.3  No Material Adverse Change.  There will not have been any
               --------------------------
Material Adverse Change in the Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect signed by the Company's Chief Executive Officer.

         10.4  Hart-Scott-Rodino Compliance.  All applicable waiting periods
               ----------------------------
under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

         10.5  Compliance with Law; No Legal Restraints; No Litigation.  There
               -------------------------------------------------------
will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent's right (or the right of any Parent subsidiary) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company), or employ any of Company's employees or service providers on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that could be reasonably expected to have a Material Adverse Effect on the Company or Parent.

         10.6  Government Consents.  There will have been obtained at or prior
               -------------------
to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

         10.7  Opinion of Company's Counsel.  Parent will have received from
               ----------------------------
Tufts Stephenson & Kasper, LLP, counsel to the Company, an opinion in a form and substance reasonably acceptable to Parent and its counsel.

         10.8  Consents.  Parent will have received duly executed copies of all
               --------
third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates (including those set forth in Schedule 3.12 to the Company
                                                    -------------
Disclosure Letter) contemplated by this Agreement, the Company Disclosure Letter or deemed reasonably necessary to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of the Company after the Merger and the preservation of the Company's IP Rights and other assets and properties after the Merger and for Parent to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Ancillary Agreements and the Company Ancillary Agreements, in each case, in form and substance satisfactory to Parent.

         10.9  Company Member Approvals.  This Agreement, the Merger and the
               ------------------------
Company Ancillary Agreements will have been duly and validly approved and adopted, as required by Applicable Law and the Company's Articles of Organization and Operating Agreement, by the valid and affirmative vote of at least ninety-five (95)% of the outstanding Membership Interests of the Company.

         10.10 Satisfactory Form of Legal and Accounting Matters.  The form,
               -------------------------------------------------
scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Parent and its counsel.

         10.11  Estimated Closing Balance Sheet, Net Equity Statement and
                ---------------------------------------------------------
Estimated Closing Balance Sheet Certificate.  Parent shall have received from
-------------------------------------------
the Company the Estimated Closing Balance Sheet and the Net Equity Statement, and the Estimated Closing Balance Sheet Certificate executed by Company's Chief Executive Officer.

         10.12  Voting Agreement; Permit.  Parent will have received executed
                ------------------------
counterparts of the Voting Agreement, each of which will be in full force and effect. The Commissioner shall have issued the Permit with respect to the Merger.

         10.13  Employment Matters.  (a) Each of the Employment and Non-
                ------------------
Competition Agreements will be in full force and effect; and (b) at least eighty-five percent (85%) of the Continuing Company Employees identified in
Schedule 7.3 to the Company Disclosure Letter shall accepted employment with
------------
Parent or the Surviving Company, to continue as employees of Parent or the Surviving Company after the Effective Time, conditioned on the Closing of the Merger.

         10.14  Financing.  Parent shall, to its satisfaction, have secured
                ---------
adequate financing to perform all of its obligations in the Merger, under this Agreement and the transactions contemplated hereby and thereby.

         10.15  Updated Schedule 3.4.1(d).  Parent shall have received from the
                -------------------------
Company Schedule 3.4.1(d) updated to reflect each Member-Debtors and the amounts
        -----------------
owed by such Member-Debtor under the Member Notes as of immediately prior to the Effective Time.

         10.16  Approval of U.S. Government. All notices, consents and approvals
                ---------------------------
required to and from the Department or Defense or other body, agency or instrument of the United States required under the terms of the Land Warrior Agreement and the Consortium Agreement in connection with the Merger shall have been timely given or obtained to the satisfaction of Parent.

         10.17  No Acceleration of Equity Rights.  Except for Membership
                --------------------------------
Interests issued pursuant to the Company Plan, no other membership or ownership interest or security shall have had vesting or lapsing right of repurchase applicable thereto accelerated as a result of the Merger or the transactions contemplated by this Agreement. All registration rights, rights of refusal, rights to any liquidation preference, preemptive rights or redemption rights of any Company Member shall have been terminated or waived as of the Closing.

         10.18  Listing of Shares of Parent Common Stock.  The filing with the
                ----------------------------------------
Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Membership Interests in the Merger, shall have been made.

         10.19  Exercise of Warrants.  All outstanding Warrants shall have been
                --------------------
exercised or terminated as provided in Section 2.2.

         10.20  Company Transaction Expenses.  The Company shall have paid in
                ----------------------------
full all Company Transaction Expenses.

                                  ARTICLE 11
                           Termination of Agreement

         11.1  Termination by Mutual Consent.  This Agreement may be terminated
               -----------------------------
at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

         11.2  Unilateral Termination.
               ----------------------

               11.2.1 Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

               11.2.2 Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 9 or Article 10, or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

               11.2.3 Either Parent or the Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by the Company, Sub has committed) a material breach of
(a) any of its representations and warranties under Article 3 or Article 4 of this Agreement, as applicable; or (b) any of its covenants under Article 5,
Article 6 or Article 7 of this Agreement, as applicable, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2.3.

         11.3  No Liability for Termination.  Termination of this Agreement by a
               ----------------------------
party (the "Terminating Party") in accordance with the provisions of this
Article 11 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of Article 11 and Article 13 shall survive any termination of this Agreement.

                                  ARTICLE 12
                 Survival of Representations, Indemnification
                                 and Remedies

         12.1  Survival of Representations.  All representations, warranties and
               ---------------------------
covenants of the Company and Parent, respectively, contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the two year anniversary of the Effective Time; provided, however, that the representations, warranties and covenants of the Company contained in Sections 3.4

(Capitalization), 3.7 (Taxes), 3.13 (Intellectual Property), 3.16 (Employees) and Section 2.5 (Estimated Closing Balance Sheet, the Net Equity Statement and the Estimated Closing Balance Sheet Certificate), and the representations and warranties of the Core Company Members contained in their Voting Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for the claim which seeks recovery of such Damages (the expiration of such applicable representation, warranty or covenant, the "Representation Termination Date").

         12.2  Agreement to Indemnify.
               ----------------------

               (a) Each Company Member will severally, and not jointly, in proportion to each Company Member's Pro Rata Ownership Percentage, indemnify and hold harmless, Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a "Parent Indemnified Person" and collectively as "Parent Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or mediation or arbitration costs (reduced by any tax benefit actually claimed Parent calculated after taking into account recovery under this Agreement) (hereinafter collectively referred to as "Damages") directly or indirectly incurred, resulting from or arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the Company Disclosure Letter or in any agreement or certificate delivered by or on behalf of the Company or an officer of the Company pursuant hereto; and

               (b) Each Company Member will individually and severally indemnify and hold harmless the Parent Indemnified Persons from and against any and all Damages directly or indirectly incurred in connection with, resulting from or and arising out of (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by a Company Member in such Company Member's Voting Agreement; and (ii) any excess Parent Closing Adjustment of such Member not satisfied by Parent's retention of Deferred Closing Adjustment Consideration pursuant to Section 2.5.

         12.3  Limitation.  Except for liability based on a claim of fraud,
               ----------
intentional misrepresentation (including fraudulent concealment) or willful misconduct, or with respect to claims made pursuant to Section 12.2(b) ("Excluded Claims"), following the Closing (i) no Company Member shall have any liability to Parent or any Parent Indemnified Person under this Agreement except to the extent such amounts payable to such Company Member as Deferred Indemnity Consideration, Deferred Management Retention Consideration under Section 2.3 and/or Earnout Amounts under Section 2.4 and Exhibit C, and (ii) the remedies
                                             ---------
provided in this Article 12 shall be the sole and exclusive remedy of a Parent and the other Parent Indemnified Persons against any Company Member under this Agreement. The indemnification provided for in Section 12.2 shall not apply unless, and shall apply only to the extent that, the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $50,000 (the "Basket"); provided if the total amount of claims for Damages exceeds the Basket, then the Parent Indemnified Persons shall be entitled to be indemnified against the full amount of such Damages above $25,000 and not merely the portion of such Damages exceeding the Basket.

         12.4  Appointment of Representative.  By voting in favor of the Merger,
               -----------------------------
each of the Company Members approves the designation of and designates Bret Herscher of the Company Members and as the attorney-in-fact and agent for and on behalf of each Company Members (provided that if Bret Herscher is unable or unwilling to serve as the Representative, then each of the Company Members approves the designation of and designates Mike Perry as the alternate Representative and as the attorney-in-fact and agent for and on behalf of each Company Members) with respect to (i) claims for indemnification under Article 12, (ii) claims or disputes regarding the payment or retention of Deferred Indemnity Consideration or Deferred Management Retention Consideration under
Section 2.3, (iii) claims or disputes in connection with the Closing Adjustment or the payment of Deferred Closing Adjustment Consideration under Section 2.5, and (iv) any disputes concerning the administration or payment of the Earnout Amount pursuant to Section 2.4 and Exhibit C, and the taking by the
                                   ---------
Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to: (a) authorize the release or delivery to Parent of shares of Parent Common Stock, cash and any other assets as Deferred Closing Adjustment Consideration pursuant to Section 2.5, Deferred Indemnity Consideration or Deferred Management Retention Consideration under
Section 2.3 and Article 12 hereof in satisfaction of indemnity claims by Parent or any other Parent Indemnified Person (as defined herein) pursuant to Article 12; (b) agree to, negotiate, mediate, enter into settlements and compromises of, demand mediation or arbitration of, and comply with orders of courts and awards of mediators or arbitrators with respect to, such claims or in connection with disputes involving the Closing Adjustment (including, Deferred Closing Adjustment Consideration), payment or retention of Deferred Indemnity Consideration or Deferred Management Retention Consideration under Section 2.3, or Earnout Payments; (c) mediate, arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 12, any claims or disputes arising in connection with the Closing Adjustment (including, Deferred Closing Adjustment Consideration), payment or retention of Deferred Indemnity Consideration or Deferred Management Retention Consideration under Section 2.3, or the Earnout Payments and Exhibit C; and (d) take all actions necessary in the
                            ---------
judgment of the Representative for the accomplishment of the foregoing. The Representative will have the authority and power to act on behalf of each Company Member with respect to the disposition, settlement or other handling of all claims under Article 12 hereof, with respect to the Closing Adjustment (including, Deferred Closing Adjustment Consideration), Deferred Indemnity Consideration or Deferred Management Retention Consideration under Section 2.3, and Exhibit C regarding Earnout Payments, and all rights or obligations arising
    ---------
under Article 12. The Company Members will be bound by all actions taken and documents executed by the Representative in connection with Article 12, the Closing Adjustment (including, Deferred Closing Adjustment Consideration), the Deferred Indemnity Consideration or the Deferred Management Retention Consideration under Section 2.3 or the Earnout Payments, and Parent will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be personally liable as the Representative to any Company Member or to Parent or Sub in the absence of gross negligence or willful misconduct on the part of the Representative. The Company Members shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article 12 (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Members to the Representative in proportion to each Member's Pro Rata Ownership Percentage, which Company Members shall be entitled to reimbursement by Parent if Parent is determined to be a Non-Prevailing Party pursuant to
Section 12.8(c)(ii)(1) below. The Representative hereby accepts his appointment pursuant to this Section 12.4. Mike Perry and Bret Herscher each agree to give Parent and each Member written notice in the event that Bret Herscher unable or unwilling to serve as the Representative.

         12.5  Notice of Claim. As used herein, the term "Claim" means a claim
               ---------------
for indemnification of Parent or any other Parent Indemnified Person for Damages under Article 12. Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent will give written notice of a Claim executed by an officer of Parent (a "Notice of Claim") to the Representative promptly after Parent becomes aware of the existence of any potential claim by an Parent Indemnified Person for indemnity from the Company Member under Article 12, but in any event before the Representation Termination Date, arising from or relating to:

               (a) (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the Company Disclosure Letter or in any agreement or certificate delivered by the Company or an officer of the Company pursuant hereto, (ii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by a Company Member in such Company Member's Voting Agreement, and
     (iii) any Parent Closing Adjustment of a member not satisfied by Parent's retention of Deferred Closing Adjustment Consideration pursuant to Section 2.5.

               (b) the assertion, whether orally or in writing, against Parent or against any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based upon, or includes assertions that would, if true, constitute (in each such case, a "Third-Party Claim"): (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the Company Disclosure Letter or in any agreement or certificate delivered by or on behalf of the Company or an officer of the Company pursuant hereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date), (ii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by a Company Member in such Company Member's Voting Agreement, or (iii) any Parent Closing Adjustment of a member not satisfied by Parent's retention of Deferred Closing Adjustment Consideration pursuant to Section 2.5. Until the Representation Termination Date, no delay on the part of Parent in giving the Representative a Notice of Claim will relieve the Representative or any Company Member from any of its obligations under Article 12 unless (and then only to the extent) that the Representative or the Company Members are materially prejudiced thereby.

         12.6  Satisfaction of Claims.
               ----------------------

                 (a) The Company and Parent agree that any Claim for indemnification under Section 12.2(a) will at, Parent's sole discretion, be satisfied by either (i) reducing dollar for dollar the Deferred Indemnity Consideration and/or the Deferred Management Retention Consideration payable under Section 2.3, and/or (ii) setting-off any Earnout Amounts payable under Section 2.4 and Exhibit C. The Company and Parent agree that
                                   ---------
     any Claim for indemnification under Section 12.2(b) will, at Parent's sole discretion, be satisfied by either (i) reducing dollar for dollar the Deferred Indemnity Consideration and/or the Deferred Management Retention Consideration payable under Section 2.3, and/or (ii) setting-off any Earnout Amounts payable under Section 2.4 and Exhibit C; provided, that if
                                                   ---------
     such Claim cannot be fully satisfied by reducing dollar for dollar the Deferred Indemnity Consideration and/or the Deferred Management Retention Consideration payable under Section 2.3, and/or setting-off any Earnout Amounts payable under Section 2.4, then Parent may seek to satisfy such Claim through the payment of cash or other property or assets to Parent by such Member. To the extent that Parent elects to satisfy any Claim for indemnification under this Article 12 by setting-off payment of Earnout Amounts payable under Section 2.4 and Exhibit C consisting of shares of
                                           ---------
     Parent Common Stock, then such shares shall be valued for such purpose at the Parent Average Price Per Earnout Share, regardless of whether the actual market price or value of Parent Common Stock is higher or lower, and in such event Parent shall not have the right to recover any deficiency and the Company Members will not have the right to recover any excess. In the event of a Capital Change after the end of the applicable Earnout Period, the Parent Average Price Per Earnout Share will, for purposes of this
     Section 12.6, be proportionally and equitably adjusted.

                 (b) Claims for indemnification by a party under this Article 12 must be made in writing prior to the expiration of the applicable Representation Termination Date; provided that if a Notice of Claim is asserted in writing before the expiration of the Representation Termination Date, then (notwithstanding the subsequent expiration of the Representation Termination Date, or the passing of the Deferred Consideration Payment Date or the Earnout Payment Date) the obligation of the Company Members to indemnify the Parent and the Parent Indemnitees with respect to such Claim shall continue until such Claim is finally resolved and satisfied in full in accordance with this Agreement.

         12.7  Defense of Third-Party Claims.
               -----------------------------

                      (a) Parent shall defend any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or mediation or arbitration costs) shall be included in the Damages for which Parent may seek indemnity pursuant to a Claim made by any Parent Indemnified Person hereunder.

                      (b) Parent shall in a reasonably prompt fashion provide the Representative with copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Parent Indemnified Person, and may participate in settlement negotiations with respect to the Third-Party Claim. No Parent Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld), provided, that if the Representative shall have consented in writing to any such settlement, then the Representative shall have no power or authority to object to any Claim by any Parent Indemnified Person for indemnity under Section
12.2 hereof for the amount of such settlement; and the former Company Members will remain responsible to indemnify the Parent Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article 12 hereof.

         12.8  Contents of Notice of Claim.  Each Notice of Claim by Parent
               ---------------------------
given pursuant to Section 12.5 will contain the following information:

                 (a) that Parent has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under Article 12); and

                 (b) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

         12.9  Resolution of Notice of Claim.  Each Notice of Claim given by
               -----------------------------
Parent will be resolved as follows:

                     (a) Uncontested Claims. In the event that, within ten (10)
                         ------------------
business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Parent as provided in Section 12.9(b) (an "Uncontested Claim"), the Representative will be conclusively deemed to have consented, on behalf of all Company Members, to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 12, including the reduction in amounts payable as Deferred Indemnity Consideration and/or Deferred Management Retention Consideration under Section 2.3, and/or set-off of any Earnout Amounts payable under Section 2.4 and Exhibit C, in accordance with
                                                  ---------
Section 12.3(a) and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Members for such amount in any court having jurisdiction over the matter where venue is proper.

                     (b) Contested Claims.  In the event that the Representative
                         ----------------
gives Parent written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the ten (10) business day period specified in
Section 12.9(a), then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by Parent and the Representative or (B) in the absence of such a written settlement agreement, by either mediation or binding arbitration between Parent and the Representative in accordance with the terms and provisions of this Section 12.9(b). Parent will have the sole right to elect to pursue mediation and/or arbitration with respect to a Contested Claim.

                    (i)   Mediation of Contested Claims. In the event of a
                          -----------------------------
Contested Claim which is not resolved by a written settlement agreement within thirty (30) days of Parent's receipt of written notice of a Contested Claim (or such additional number of days agreed to by Parent and the Representative), then Parent may elect to utilize a non-binding resolution procedure whereby each Parent and the Representative (on behalf of the Members) presents its case at a hearing held in Santa Clara County before a panel consisting of an executive officer of Parent and the Representative and a mutually acceptable neutral advisor, who shall be selected from the CPR Institute for Dispute Resolution's Panels of Distinguished Neutrals. If so elected, the Parent, on the one hand, and the Members (in proportion to their Pro Rata Ownership Percentage), on the other hand, shall bear their respective costs incurred in connection with this procedure, including the fees and expenses of the neutral advisor. Prior to the hearing, Parent and the Representative and the neutral advisor shall use their best efforts to agree on a set of ground rules for the hearing. At the conclusion of the hearing, the executive officers of Parent and the Representative shall meet and attempt to resolve the matter. If the matter cannot be resolved at such meeting, the neutral advisor may be called upon to render his or her opinion as to how the matter would be resolved had the matter been on trial in a court of law. After the opinion is received, such parties shall meet again and try to resolve the matter. If the matter cannot be resolved at such meeting, any party may give the other party notice of its intention to arbitrate pursuant to Section 12.9(b)(ii) below. All negotiations pursuant to this Section 12.9(b)(i) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

                    (ii)  Arbitration of Contested Claims.  Each of Parent, the
                          -------------------------------
Company and the Company Members agree that any Contested Claim to be arbitrated hereunder will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California. Either Parent or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 12.9(b)(ii) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (1) below. The provisions of this Section 12.9(b)(ii) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Subject to the provisions of subparagraph (6) below, judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

                          (1)  Payment of Costs.  Parent on the one hand, and
                               ----------------
the Company Members (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of each arbitrator and the administrative fee of the arbitration proceedings.

                           (2)  Burden of Proof.  Except as may be otherwise
                                ---------------
expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

                           (3)  Award.  Upon the conclusion of any arbitration
                                -----
proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representative and Parent, together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question, binding upon the Company Members, the Representative and Parent, and will include an affirmative statement to such effect.

                           (4)  Timing.  The Representative, Parent and the
                                ------
arbitrator will conclude each arbitration pursuant to this Section 12.9(b)(ii) as promptly as possible for the Contested Claim being arbitrated.

                           (5)  Terms of Arbitration.  The arbitrator chosen in
                                --------------------
accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                           (6)  Treatment of Damages. Upon issuance and delivery
                                --------------------
of the Final Award as provided in subparagraph (3) above, Parent will immediately be entitled to recover the amount of any Damages determined and awarded to Parent under such Final Award.

                    (iii)  Exclusive Remedy.  Following the Effective Time,
                           ----------------
except as specifically otherwise provided in this Agreement, mediation and arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Claim made pursuant to Article 12.

      12.10  Payment of Deferred Indemnity Consideration, Deferred Management
             ----------------------------------------------------------------
Retention Consideration and Earnout Amounts.  Promptly following the Deferred
-------------------------------------------
Consideration Payment Date, Parent shall deliver to the Company Members all of the Deferred Indemnity Consideration and the Deferred Management Retention Consideration payable under Section 2.3 in excess of any amounts previously used to satisfy or necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the Representation Termination Date. On the applicable Earnout Payment Date Parent shall deliver to the Company Members all of the Earnout Amounts payable on such date in excess of any amounts previously used to satisfy or necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the Representation Termination Date. As soon as all such claims have been resolved, Parent shall deliver to the Company Members all remaining the Deferred Indemnity Consideration, Deferred Management Retention and Earnout Amounts, as the case may be, not required to satisfy such claims.

                                  ARTICLE 13
                                 Miscellaneous

         13.1  Governing Law.  The internal laws of the State of California,
               -------------
irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         13.2  Assignment; Binding Upon Successors and Assigns.  Neither party
               -----------------------------------------------
hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

         13.3  Severability.  If any provision of this Agreement, or the
               ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         13.4  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         13.5  Other Remedies.  Except as otherwise provided herein, any and all
               --------------
remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Parent and the Company agree that after the Closing, the indemnification, and mediation and arbitration provisions set forth in Article 12 shall be each such Person's sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties' respective rights to seek specific performance or other injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

         13.6  Amendment and Waivers.  Any term or provision of this Agreement
               ---------------------
may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the Company Members, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Members without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         13.7  Expenses.  Each party will bear its respective legal, auditors',
               --------
investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, including any filing or notice fees required under the HSR Act ("Transaction Expenses"), except that the Company shall pay all such Transaction Expenses of the Company and the Company Members ("Company Transaction Expenses") prior to the Closing (the failure of which shall result in the reduction in the Closing Merger Consideration specified in Section 1.4 hereof or a claim for Damages under Article 12).

         13.8  Attorneys' Fees.  Should suit be brought to enforce or interpret
               ---------------
any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         13.9  Notices.  All notices and other communications required or
               -------
permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

          If to Parent:

               PEMSTAR Inc.
               3535 Technology Drive
               Rochester, MN 55901
               Attention: Linda U. Feuss, Vice President, General Counsel and Corporate Secretary
               Fax Number: (507) 288-6071

          with copies to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, CA 94306
               Attention: Dennis DeBroeck, Esq.
               Samuel Angus, Esq.
               Fax Number: (650) 494-1417

          If to the Company:

               Pacific Consultants LLC
               1320 Villa Street
               Mountain View, CA 94041
               Attention: Hugh Duffy, Chief Executive Officer
               Fax Number: (650) 691-6781

          with a copy to:

               Tufts Stephenson & Kasper, LLP
               235 Montgomery Street, Suite 1810
               San Francisco, CA 94104
               Attention: Robert R, Tufts, Esq.
               Fax Number: 415-705-5301

          If to the Representative:

               Bret Herscher
               Mike Perry
               c/o  Pacific Consultants LLC
               1320 Villa Street
               Mountain View, CA 94041
               Attention: Representative
               Fax Number: (650) 691-6781

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 13.9.

        13.10  Interpretation; Rules of Construction.  When a reference is made
               -------------------------------------
in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, such reference shall be to an Article of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        13.11  No Joint Venture.  Nothing contained in this Agreement will be
               ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

        13.12  Further Assurances.  Each party agrees to cooperate fully with
               ------------------
the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        13.13  Third Party Beneficiary Rights.  No provisions of this Agreement
               ------------------------------
are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, member, shareholder, partner or any party hereto or any other Person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        13.14  Public Announcement.  Upon execution of this Agreement, Parent
               -------------------
and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, members, employees, consultants and agents. Neither Parent nor the Company will make any disclosures regarding this Agreement or the Merger that would jeopardize Parent's ability to timely and lawfully issue the shares of Parent Common Stock and other securities in the Merger pursuant to the exemptions described in Section 2.7.

        13.15  Disclosure Letters.  The Company Disclosure Letter and the Parent
               ------------------
Disclosure Letter each shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Articles 3, 4 and 5, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered section in Articles 3, 4 and/or 5, as applicable, and any other provision to which the relevance of such information is readily apparent from the text of such disclosure and shall not be deemed to relate to or to qualify any other provision.

        13.16  Confidentiality.  The Company and Parent each confirm that they
               ---------------
have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement, provided that Parent shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

        13.17  Entire Agreement.  This Agreement and the exhibits hereto
               ----------------
constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PEMSTAR Inc.                               Pacific Consultants LLC



By: /s/  Steve V. Petracca                 By:  /s/  Hugh Duffy
   ----------------------------------         ----------------------------------
Name: Steve V. Petracca                    Name:    Hugh Duffy
                                                --------------------------------
Title: Executive Vice President,           Title:        C.E.O.
                                                 -------------------------------
Business Development



Pebble Acquisition Corporation             Representative




By: /s/  Steve V. Petracca                 By:   /s/  Bret Herscher
   ----------------------------------         ----------------------------------
Name: Steve V. Petracca                    Name: Bret Herscher
Title: President and Chief Financial
Officer

                                           By:   /s/  Mike Perry
                                              ----------------------------------
                                           Name: Mike Perry



               [Signature Page to Agreement and Plan of Merger]

                               List of Exhibits

Exhibit A    List of Core Company Members

Exhibit B    Form of Voting Agreement

Exhibit C    Earnout Amount

Exhibit D    Form of Employment Offer Letter

                                                                       Exhibit A


                         List of Core Company Members


Name and Address of Company Member:                               Number of Company
                                                               Membership Interests Held:
Bret Herscher                                                                    175,000

Michael D. Perry                                                                 150,000

Bruce O. Ackerman                                                                 87,500

Ralph Britton                                                                     87,500

Chuck Byer                                                                        47,852

Hugh Duffy                                                                        47,852

Mike Wilmer                                                                       25,600

Harry Stengele                                                                    23,926

Justus Decher                                                                     20,000

Natalino Camilleri                                                                11,000

                  Totals:                                                        700,156

                                   EXHIBIT C
                                Earnout Amount

1.   General.  Parent, Sub, the Company and the Representative have entered into
     -------
that certain Agreement and Plan of Merger dated as of August 10, 2001 (the "Merger Agreement"), providing for the merger of the Company with and into Sub (the "Merger"), with Sub to be the surviving corporation in the Merger. The capitalized terms used in this Exhibit C and not otherwise defined herein will
                               ---------
have the meanings given to them in the Merger Agreement.

2.   Earnout Payments; Procedures.
     ----------------------------

     (a) Parent shall, as provided in Section 2.4 of the Merger Agreement, following the end of each Earnout Period (as defined below) pay to each Member in respect of each Company Membership Interest held by such Member immediately prior to the Closing as set forth on Schedule 3.4.1(a) of the Company Disclosure
                                     -----------------
Schedule, the Per Membership Interest Earnout Consideration, subject to the provisions of Section 2.1.3 of the Merger Agreement (regarding rights of holders of Dissenting Interests), and Article 12 of the Merger Agreement (regarding indemnification). Parent will use reasonable diligent efforts to pay the Earnout Amount (as defined below) applicable to each Earnout Period to the former Company Members within sixty (60) days (and will in any case pay such Earnout Amount within ninety (90) days) of the end of such Earnout Period as provided in Sections 2(b) and (c) below; provided that in the event of any dispute regarding all or any portion of the Earnout Amount that is not resolved within such 60-day or 90-day period (as the case may be), the Earnout Amount shall be paid as soon as practicable following the resolution of such dispute and the undisputed portion of the Earnout Amount shall be paid within such period (the "Earnout Payment Date"), subject to any rights of Parent to withhold such payments in respect of claims for indemnification under Article 12 of the Merger Agreement. The rights of a Member to receive the Per Membership Interest Earnout Consideration pursuant to this Exhibit C are not transferable or assignable,
                               ---------
other than by will or by the laws of descent and distribution, and the terms and conditions of this Exhibit C shall be binding on all executors, administrators
                   ---------
and successors of each Member.

     (b) Parent will make payment of (i) 50% of the Per Membership Interest Earnout Consideration in form of cash, and (ii) 50% of the Per Membership Interest Earnout Consideration in form of shares of Parent Common Stock; provided, Parent shall have the right to pay cash instead of issuing such shares of Parent Common Stock (under (ii) above) upon delivery to the Representative of written notice of Parent's election to pay cash no later than five business days prior to the first Earnout Payment Date for an Earnout Period. The value of each share of Parent Common Stock for the purpose of paying the Per Membership Interest Earnout Consideration in the form of shares of Parent Common Stock and as provided in Section 5 hereof shall be deemed to equal the Parent Average Price Per Earnout Share, regardless of actual fair market value of such shares as of the time that such shares are issued to the Members. In the event of a Capital Change after the Effective Time, the Parent Average Price Per Earnout Share will be proportionally and equitably adjusted. Each Member agrees to execute such agreements and documents as Parent may reasonably request to enable it to issue such shares in compliance with federal and applicable state securities laws. No certificates representing fractional shares of Parent Common Stock shall be issued as payment of the Per Membership Interest Earnout Consideration. In lieu of any such fractional shares, each Company Member who otherwise would be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares of Parent Common Stock to be received by such member) shall be entitled to receive from Parent a cash payment equal to such fraction multiplied by the Parent Average Price Per Earnout Share. Payment of any Per Membership Interest Earnout Consideration in the form of cash shall be made by Parent to each Member by wire transfer to each Member's bank account in accordance with the wire transfer instructions previously received Parent from such Member or check payable to such Member based on the instructions from such Member in its Letter of Transmittal. The parties agree that for tax purposes a portion of each Earnout Amount paid to the Members hereunder, equal to the interest which would accrue on such amount from the Closing Date until the applicable Earnout Payment Date at the applicable federal rate, will be treated as interest.

     (c)  Parent shall deliver to the Representative no later than forty-five
(45) days following the end of each Earnout Period, a certificate signed by an officer of Parent containing its calculation of the Earnout Amount for such period and a summary of all computations performed by Parent in arriving at the Earnout Amount for such Earnout Period (the "Earnout Certificate"). The Parent's computation of any Earnout Amount and any other matters set forth in the Earnout Certificate shall be conclusive and binding upon the Representative and the Members, unless, within ten (10) days following the receipt by the Representative of the Earnout Certificate, the Representative timely provides Parent with written notice that it disagrees with Parent's computation of the Earnout Amount, accompanied by a schedule setting forth the computations of the Representative with respect to its calculation of the Earnout Amount and a copy of any financial information used in making such computations (the "Earnout Dispute Notice"). Upon timely receipt of the Earnout Dispute Notice, for a period of twenty (20) days Parent and the Representative shall attempt through negotiation to resolve and settle any disagreement regarding the Earnout Amount; provided that if after such period an agreement has not been reached and either party notifies the other in writing that such dispute cannot be resolved through negotiation, then Parent and the Representative shall promptly appoint a mutually and reasonably satisfactory independent certified public accountant (the "Resolution Accountant") to review the computations of both Parent and the Representative, and make a final written determination as to the Earnout Amount, which determination shall be conclusive and binding on Parent, the Representative and the Members. Both parties agree to cooperate with each other and the Resolution Accountant with respect to the determination of the Earnout Amount, including providing any non-privileged data and information relevant to such determination. The Resolution Accountant's engagement pursuant to this
Section 2(c) shall be limited solely to the disputed issues set forth in the Earnout Dispute Notice. If any Earnout Amount as calculated by the Resolution Accountant differs by 3.5% or more from the Earnout Amount as calculated by Parent, then the fees and costs of the Resolution Accountant shall be borne by Parent. If any Earnout Amount as calculated by Resolution Accountant differs by less than 3.5% from such Earnout Amount as calculated by Parent, then the fees and costs of the Resolution Accountant shall be borne by the Members in proportion to each Member's Pro Rata Ownership Percentage, and Parent shall have the right to set-off such expenses and costs against any Earnout Amount payable to the Members hereunder.

     3.   Definitions.
          -----------

          (a) "Company Earnings" shall mean the actual earnings of the business of the Company as existing immediately prior to the Closing Date and as operated by the Surviving Corporation after the Closing Date for the applicable Earnout Period which earnings are recognized by the Surviving Corporation (in accordance with GAAP as consistently applied by Parent). For purposes of this Exhibit C
                                                                    ---------
only, Company Earnings shall be determined, to the extent such items are included in the earnings of the Surviving Corporation, to exclude the effect of the following items: (i) the gain or loss from any sale, exchange or other disposition of assets, other than sales of assets in the ordinary course of business consistent with past practice; (ii) the gain or loss from the exchange of securities or any increase or reduction in the carrying cost of such securities; (iii) any extraordinary gain or loss, as defined by GAAP; (iv) any gain, loss, income or expense resulting from a change in the Surviving Corporation's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment; (v) all cash or non-cash costs, fees or expenses arising from or related to the merger transaction contemplated by the Agreement including without limitation, legal fees, accounting costs in excess of normal audit fees, consultant expenses, goodwill amortization and transaction bonuses;
(vi) the accounting charges and expenses resulting from the issuance or grant of any stock, stock options or other equity of Parent to employees of the Surviving Corporation and any amendment or acceleration of such equity, or (vii) any other expenses that Parent and the Representative mutually agree should not be included in the calculation; provided, that earnings shall be calculated before deducting income taxes and bonuses to employees of the Surviving Corporation paid for the applicable Earnout Period in accordance with GAAP and consistent with the Surviving Corporation Operational Budget (as defined below in Section
6).

          (b) "Earnout Amount" means the contingent amounts for each Earnout Period calculated as follows:

               (i) For the First Earnout Period (as defined below), the Earnout Amount shall equal the product of (a) the Earnout Factor (as defined below), multiplied by (b) the difference of (i) Company Earnings for the First Earnout Period, less (ii) any Excess Bonuses (as defined below) for the First Earnout Period.

               (ii) For the Second Earnout Period (as defined below), the Earnout Amount shall equal the product of (a) the Earnout Factor, multiplied by (b) the difference of (i) Company Earnings for the Second Earnout Period, less (ii) any Excess Bonuses for the Second Earnout Period.

Notwithstanding anything to the contrary in this Exhibit C or the Merger
                                                 ---------
Agreement, in the event that at any time the aggregate cumulative Earnout Amount (including any Deemed Earnout Amounts (as defined below)) paid and payable exceeds $24,000,000, then for all Earnout Amounts above such $24,000,000 threshold, the Members shall only be entitled to receive, and Parent shall only be obligated to pay the Members hereunder, 50% of such excess Earnout Amount; provided, that in no event will the aggregate Earnout Amount (including any Deemed Earnout Amounts) paid for both Earnout Periods exceed the Maximum Earnout Amount (as defined below).

          (c) "Earnout Factor" shall equal one, provided that if the Earnout Amount shall be less than $2,000,000 (assuming for purposes of such calculation that the Earnout Factor is one) for any Earnout Period, then the Earnout Factor for such Earnout Period shall equal zero.

          (d) "Earnout Period(s)" shall mean the First Earnout Period and the Second Earnout Period, collectively, or in the singular any of such periods.

          (e) "First Earnout Period" shall mean the period from the Closing Date through and up to the date of the one-year anniversary of the Closing Date.

          (f) "Second Earnout Period" shall mean the period from the day after the end of the First Earnout Period through and up to the date of the two-year anniversary of the Closing Date.

          (g) "Excess Bonuses" means the aggregate amount of bonuses paid or payable to employees of the Surviving Corporation during the applicable Earnout Period which exceed the lower of (i) 30% of the Earnout Amount for such Earnout Period (assuming for purposes of such calculation that there is no Excess Bonus), or (ii) 20% of the aggregate salaries and wages for the employees of the Surviving Corporation during such Earnout Period.

     4.   Termination of Parent's Earnout Payment Obligations.  Notwithstanding
          ---------------------------------------------------
any other provision herein or the Merger Agreement, Parent's obligation to make the payments required hereunder shall terminate at the earlier of (a) the date on which the Members shall have been paid Earnout Amounts which total in the aggregate $40,000,000 (the "Maximum Earnout Amount"), which for the purposes of this Section 4 shall be deemed to include any amounts that the Members would have received but for Parent's exercise of its right of set-off under Section 5 below in respect of claims for indemnification under Article 12 of the Merger Agreement ("Deemed Earnout Amounts"), provided that with respect to any Earnout Amount which would cause the aggregate Earnout Amount to exceed the Maximum Earnout Amount, such Earnout Amount shall be reduced such that the aggregate of all Earnout Amounts (including Deemed Earnout Amounts) shall not exceed the Maximum Earnout Amount for the purpose of calculating any Earnout Amount; or (b) payment by Parent of the Earnout Amount related to the Second Earnout Period.

     5.   Indemnification Set-Offs.  At any time until the termination of the
          ------------------------
Parent's payment obligations pursuant to Section 4 above, if Parent believes it is entitled to an indemnifiable Claim pursuant to Article 12 of the Merger Agreement and such Claim is disputed by the Representative, Parent may, at Parent's sole discretion, set-off any payment of any Earnout Amount by an amount up to the amount of the Claim by withholding the amount of such set-off pending resolution of such claim in accordance with Article 12 of the Merger Agreement. Parent shall also be entitled to set-off fees and expenses pursuant to Section 2(a) above. Parent shall have the right to retain any Earnout Amounts payable hereunder in satisfaction of Claims under Article 12 of the Merger Agreement and
Section 2(a) above, consisting of either cash and/or Parent Common Stock in its sole discretion. For purposes of satisfying Claims under Article 12 of the Merger Agreement, Parent Common Stock shall be valued and subject to adjustment as provided in Section 2(b) above.

     6.   Parent Covenants Regarding Surviving Corporation's Operations.  Parent
          -------------------------------------------------------------
hereby agrees that, during the time period beginning on the Closing Date and ending on the end of the Second Earnout Period (the "Transition Period"), Parent shall, consistent with its past practice with respect to operating its other acquired operating subsidiaries:

          (i) Allow the Surviving Corporation, as determined by the Surviving Corporation's executive management (subject to the direction of the Surviving Corporation's Board of Directors), to manage and control the day-to-day operations of the Surviving Corporation's business (including but not limited to, all aspects of the Surviving Corporation's products, services, and supporting technology) and to incur expenses in connection therewith; provided that the Surviving Corporation will operate and incur expenses as provided for in the Surviving Corporation's operational budget dated August 10, 2001 (previously provided to and approved by Parent and the Company) and being hereinafter referred to as the "Surviving Corporation Operational Budget"); provided, further, that any expenditures in an amount exceeding $50,000 will require the prior written approval of Parent. Within five (5) business days following the end of each calendar month during the Transition Period, the Surviving Corporation will provide Parent with financial statements, consisting of an income statement of the Surviving Corporation for the applicable full or partial monthly period and a balance sheet of the Surviving Corporation as of the end of each such month in a form acceptable to Parent and prepared in accordance with GAAP (without consolidating the results of the Surviving Corporation and Parent and without notes).

          (ii) Provide the Surviving Corporation with sufficient funds to pay all costs and expenses set forth in the Surviving Corporation Operational Budget, subject to Parent's prior approval, during the Transition Period. It the expectation of the parties that the Surviving Corporation's business will be able to generate sufficient cash to fund its operations during the Transition Period and to pay all costs and expenses provided for in the Surviving Corporation Operational Budget; provided that if during the Transition Period the Surviving Corporation requires additional cash to fund its operations it may request that Parent advance it such amounts as a loan (the "Advance") by delivering written notice to Parent executed by the Chief Financial Officer of the Surviving Corporation (the "Loan Notice") stating: (a) the requested amount of the Advance, (b) the payments or other requirements to be funded with the Advance, including a detailed list of such payments and/or requirements indicating vendor, amount payable and payment terms (the "Advance Payments"),
(c) that as of the date of the Loan Notice the Surviving Corporation is in compliance with the Surviving Corporation Operational Budget, (d) that the funding of the proposed Advance and the Advance Payments (if made) are consistent with and will not violate the Surviving Corporation Operational Budget, and (e) that the Surviving Corporation has no cash or cash equivalents on hand (as determined in accordance with GAAP) as of the date of the Loan Notice and the Advance Payments cannot be funded with cash from operations. Within one (1) day of receipt of the Loan Notice, Parent will make the Advance by paying requested amount of the Advance to the Surviving Corporation and/or making the Advance Payments directly to the appropriate vendors; provided, that in no event will Parent have any obligation to make an Advance or otherwise loan the Surviving Corporation any amount if (w) the Surviving Corporation is not in compliance with the Surviving Corporation Operational Budget, (x) the funding of the proposed Advance and/or the Advance Payments are not consistent with or will violate the Surviving Corporation Operational Budget, (y) the Surviving Corporation has more than $2.0 million in cash or cash equivalents on hand (as determined in accordance with GAAP) as of the date of the Loan Notice or the Advance Payments can otherwise be funded with cash from the Surviving Corporation's operations, or (z) Parent determines in good faith that, in light of its existing and short term commitments, it does not have sufficient cash or cash equivalents on hand (as determined in accordance with GAAP) as of the date of the Loan Notice to be able to fully fund the proposed Advance. Each Advance made by Parent will bear interest at the Prime Rate plus 0.5% per annum from the date made and contain other terms and conditions customary for business loans between third parties; provided, that to the extent that the Surviving Corporation has cash and cash equivalents on-hand (as determined in accordance with GAAP) totaling over $2.0 million it shall use such amounts to promptly repay Parent outstanding Advances and any related interest and costs. The parties agree that that all interest and transaction costs related to each Advance will be deducted from Company Earnings. Notwithstanding anything to the contrary in this Exhibit C, in no event will Parent be required to make any
                 ---------
proposed Advance (i) if such Advance has a principal amount greater than $3.0 million, or (ii) if the aggregate principal amount of all then outstanding Advances is greater than $5.0 million.

For purposes of this Section 6, "Prime Rate" means, for any day, the rate of interest per annum quoted by the Wall Street Journal on that date as the prime rate in effect; each change in the Prime Rate shall be effective from and including the date such change is quoted by the Wall Street Journal as being effective.

          (iii) Cooperate with the Surviving Corporation, regarding the recruitment, hiring, employment, management, compensation, retention and termination of employees and contractors of the Surviving Corporation during the Transition Period ("Management Matters"), provided Parent will retain the ultimate discretion with respect to any Management Matters. The Executive
                                                             =============
Officers of Surviving Corporation immediately following the Closing shall be
============================================================================
Linda Feuss, Secretary, Hugh Duffy, Vice President and General Manager, Brett
=============================================================================
Herscher, President and Vice President Engineering, Mike Perry, Vice President
==============================================================================
Engineering, and Harry Stengele, Chief Financial Officer.  Brett Hersher shall
==============================================================================
report directly to Al Berning, Chairman, CEO and President of Parent.  The
==========================================================================
members of the Board of Directors of the Surviving Corporation immediately
==========================================================================
following the Closing shall be Al Berning, Chairmen of the Board, Steve Petracca
================================================================================
, Pete Herman, and Linda Feuss of Parent, and Hugh Duffy, Brett Herscher and
============================================================================
Mike Perry of the Company.
==========================

          (iv) Not dissolve or liquidate the Surviving Corporation, nor sell or cause the Surviving Corporation to sell, transfer or otherwise dispose of any of the Surviving Corporation's assets other than in the ordinary course of the Surviving Corporation's business, nor merge or consolidate the Surviving Corporation with another entity or sell, distribute or otherwise dispose of the capital stock of the Surviving Corporation.

          (v) Not relocate the Surviving Corporation's primary physical offices or operations to a locale more than 50 miles from Mountain View, California.

                                                                             D-6

                                       75